QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
CPI CORP.
(Name of Registrant as Specified In its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

[PRELIMINARY COPY]
February    , 2004

DEAR CPI CORP. STOCKHOLDER:

        On September 15, 2003, a small group of minority stockholders led by Knightspoint Partners and Ramius Securities (the "Dissident Group" or "Knightspoint") filed a statement on Schedule 13D reporting their recent accumulation of shares of our Common Stock. The Dissident Group subsequently launched, on January 23, 2004, a consent solicitation designed to take control of your Board of Directors and, through such board control, effective control of your Company.

        Through its attempt to take control of your Board of Directors, Knightspoint is attempting a hostile takeover of your Company. We believe Knightspoint should pay you for this privilege, but they are not offering to buy your shares or offering to pay any other economic value, such as a control premium, in return. You are entitled to decide if you agree through your vote. Despite owning less than 9% of our common stock, the Dissident Group is attempting to replace substantially all of the members of your Board of Directors—the same directors for whom our stockholders showed overwhelming support at our annual meeting just this past June, when more than 88% of the shares entitled to vote did so and more than 98% of those shares supported the unopposed nominees.

        FOR THE REASONS DISCUSSED BELOW AND IN THE ENCLOSED CONSENT REVOCATION STATEMENT, YOUR BOARD OF DIRECTORS URGES YOU TO REJECT KNIGHTSPOINT'S ATTEMPT TO TAKE CONTROL OF YOUR BOARD AND YOUR COMPANY. WE ASK YOU TO PLEASE SIGN, DATE AND RETURN THE ENCLOSED BLUE CONSENT REVOCATION CARD AS SOON AS POSSIBLE.

        As you will see from the enclosed materials, we believe the Dissident Group has not proposed significant changes in our strategic direction nor have they offered any assurance that their hand-picked nominees can do a better job than your current independent Board. The Dissident Group admits in its consent solicitation materials that its nominees for director would pursue Knightspoint's own agenda, subject to their acknowledged fiduciary duties under state law. We assure you that your Board of Directors, which consists almost exclusively of independent directors, has pursued diligently, and will continue to pursue, the enhancement of stockholder value for all our stockholders, although there can be no guarantee of success or our ability to deliver returns superior to those of the Dissident Group's nominees. Current members of your Board of Directors have significant management, marketing and operational experience, including in retail businesses and serve on the boards of directors of a number of other publicly traded companies. We believe that these attributes are critical to enhancing value for all our stockholders.

        Current members of your Board of Directors and management have long-term relationships with Sears, Roebuck & Co., our primary host and key business partner, not only through CPI but also as former Sears employees. Sears supports your current Board of Directors and management as explained in a letter that we recently received from Sears. Please read carefully the letter from Sears, a copy of which is included with this letter. Sears' letter clearly sets forth Sears' view of its relationship with the Company historically and going forward.

        Our share price has increased approximately 58% since the beginning of fiscal 2003, and approximately 55% and 37%, respectively, over the 12 and 24 months ended January 21, 2004. These periods, which begin at times at which our stock was trading at historically low prices, cover all of the periods during which Knightspoint has been a stockholder and the period during which CPI, under my direction, has been implementing its strategic plan first announced in June 2002. Our share-price performance over these periods compares favorably with the share-price performance of companies that we believe are similarly situated, such as American Greetings, Finlay Enterprises and Cole National, as well as the performance of the S&P 500, Russell 2000 and Nasdaq indices over the same periods. Additional detailed share price information is provided in the Consent Revocation Statement enclosed with this letter.

        For the reasons outlined below and described more fully in the enclosed Consent Revocation Statement, which you should read carefully in its entirety, your Board of Directors strongly urges you to reject Knightspoint's hostile attempt to take control of your Board of Directors.

  •
  The Dissident Group is trying to take effective control of your Company, through control of your Board. We believe Knightspoint should pay you for this privilege, but they are not offering to buy your shares or offering to pay any other economic value, such as a control premium, in return. For reasons described more fully in the enclosed materials, we believe that our stockholders are entitled to receive a control premium from a group of minority stockholders seeking to take control of the management and direction of the Company through that party's control of the Board of Directors. You are entitled to decide if you agree through your vote.

  •
  Your Board of Directors and management have already announced and begun implementing significant additional measures to further enhance stockholder value with an emphasis on cost control, efficient employment of capital and focus on our key Sears Portrait Studios business. If successful, these measures should further enhance stockholder value, although we cannot assure you that they will be successful.

  •
  Your Board of Directors has also previously announced that it is considering a significant return of cash to our stockholders. Your Board of Directors will make a determination as to whether or not such a return of cash is appropriate and, if so, the structure and amount, after the financial results of our current fiscal year have been clarified, particularly cash generation in the fourth quarter. A return of capital could be structured as a significant share buy-back, a significant distribution, a combination of the two or as some other recapitalization. Several factors will influence the form and amount of a potential return of capital, including: the potential impact of any such transaction on the liquidity of the shares that remain publicly traded following any such transaction; whether or not different transaction structures result in different tax treatment (for example, capital gains compared to ordinary income) for participating stockholders or the Company and, if so, whether or not such differences are significant; overall expected working capital needs; and the need to maintain appropriate cash balances. Although your Board of Directors has not made a final determination about a return of cash to stockholders, we believe its deliberate consideration of these factors, including the results of the fourth quarter, is consistent with the prudence and thoughtfulness expected of corporate fiduciaries.

  •
  The members of your Board of Directors, a majority of whom joined the Board within the past 18 months, have complementary skills and extensive experience in retail businesses, and are independent and committed to serving the interests of all our stockholders. In particular, our Board and current management are well positioned to focus on the Sears Portrait Studio business. One of your directors, Mr. Clifford, and two of our senior executives have significant prior work experiences as executives and past employees of Sears. Another two senior executives were formerly executives with other Sears licensees.

  •
  Based on its consent solicitation materials, half of the Dissident Group's nominees, including David Meyer, its leader, have financial investment, investment banking and arbitrageur backgrounds in the time periods disclosed in the Dissident Group's consent solicitation materials. Only one nominee has ever been a director of a public company in the time periods disclosed in the Dissident Group's consent solicitation materials. None has disclosed any operating or board of director experience in a retail or commemorative products business in the time periods disclosed in the Dissident Group's consent solicitation materials. Moreover, Knightspoint has not otherwise disclosed that they have any such experience, although they are not legally obligated to do so.

  •
  Your Board of Directors believes that the Dissident Group's proposals are self-serving and designed to coerce you into giving Knightspoint control.

  •
  We have an outstanding record of good corporate governance and have been recognized as being in the top ten percent of the S&P 600 for it by Institutional Shareholder Services.

  •
  The Dissident Group has created significant uncertainty and distraction during our critical fourth quarter, in which historically we have generated about 35% of our annual revenues and 100% of our annual profits due to the high demand for our services between Thanksgiving and Christmas. Consequently, we believe Knightspoint's disruptive consent solicitation is inconsistent with the best interests of your Company and its stockholders.

  •
  David Meyer, the Dissident Group's leader, is a former advisor to the Company who has no experience managing a retail or commemorative products company such as CPI or serving on the board of directors of a public company. This is based on his own disclosures in Knightspoint's consent solicitation statement during the time periods covered by the statement. In his former advisory role, he had access to confidential financial and operational information about CPI and information and legal advice regarding CPI's defenses against hostile takeovers. As a former representative of CPI's financial advisors, we believe Mr. Meyer is bound by the terms of CPI's engagement letter with such advisors, which prevents him from disclosing or using such nonpublic information for purposes other than advising CPI. We believe that his actions conflict with his contractual obligations of confidentiality and other duties to us.

        The Dissident Group has only proposed measures that have already been addressed by your current Board of Directors and management. Knightspoint is not proposing to pay you any compensation in return for handing over control of your Board of Directors, something we believe you are entitled to (although you may make your own decision). As set forth in the enclosed letter, Sears has indicated its concern with any shareholder action that would change the leadership of the Company at this time. We believe that you should examine, whether or not, in light of the foregoing, you are comfortable handing over control of your Company to a new group of directors with no track record of running your Company.

        In my conversations with members of the Dissident Group, they have consistently described other stockholders as "weak hands." I urge you not to be a "weak hand" by turning over control of your Company to a self-interested group of minority stockholders.

        YOUR BOARD OF DIRECTORS STRONGLY URGES YOU TO REJECT THE DISSIDENT GROUP'S PROPOSALS AND TO DISCARD ANY CONSENT CARD IT MAY SEND TO YOU. IF YOU HAVE PREVIOUSLY SIGNED A CONSENT CARD, YOU MAY REVOKE THAT CONSENT BY SIGNING, DATING AND MAILING THE ENCLOSED BLUE CONSENT REVOCATION CARD.

        On behalf of your entire Board of Directors, I thank you for your continued interest and support.

Sincerely,

DAVE PIERSON
 Chairman of the Board of Directors
and Chief Executive Officer

For immediate assistance, please call Morrow & Co. at (877) 366-1576.

January 26, 2004

Mr. J. David Pierson
CEO and Chairman
CPI Corp.
1706 Washington Ave.
St. Louis, MO 63103

Dear Dave:

        Thank you for the recent update and spending time with us last month. I am writing to reiterate our support for the strategy and initiatives you and your management team have developed to grow Sears Portrait Studios. As we have discussed, we believe your current strategy and supporting 2004 initiatives closely align with Sears strategy and strongly position CPI to achieve superior performance. Your focus on the necessary continued investment in people, marketing and technology is essential to achieving growth in our competitive industry. We also appreciate the critical importance of your Board's continued and stable support of the company's growth strategies.

        The Sears organization respects the quality of your management team and values the productive working relationship we have established together. In 2004, our teams need to leverage and build upon that relationship to successfully implement your growth strategy. I believe it is critical to the Sears / CPI relationship that the current CPI management team does not undergo any significant changes as we focus on growth in 2004.

        Given our alignment with Sears Portrait Studios growth strategies and our confidence in CPI's leadership, we are concerned with any shareholder or Board action that would change the strategic direction, major initiatives or leadership of the company at this time. The election of a new Board would call into question the future of your management team and the current direction and investments in the company—a direction that we at Sears support. As we discussed, I am also concerned that the current discussions with a minority shareholder have distracted management from growing the core business. I am hopeful that management, the Board and your shareholders can quickly align behind the management team and strategies you have established. 2004 is a critical year for Sears and Sears Portrait Studios. As Sears continues to build an even stronger connection with the American family, it is essential that Sears Portrait Studio continue its focus on the customer, growth and investment in the business.

        As I stated to you, given Sears' vested interest in the future of CPI and our confidence in you, the management team and the current Board of Directors, I would be pleased to communicate our support to your shareholders as you feel appropriate.

Sincerely,
John Pigott

PRELIMINARY COPY

February     , 2004

CONSENT REVOCATION STATEMENT

BY THE BOARD OF DIRECTORS OF CPI CORP.

IN OPPOSITION TO

A CONSENT SOLICITATION BY KNIGHTSPOINT

TO OUR STOCKHOLDERS:

        This Consent Revocation Statement and the accompanying BLUE Consent Revocation Card are being furnished by the Board of Directors of CPI Corp. ("CPI" or the "Company"), a Delaware corporation, to the holders of outstanding shares of the Company's common stock, par value $0.40 per share, in connection with your Board's opposition to the solicitation of written stockholder consents by Knightspoint Partners I, L.P., Ramius Securities, LLC, RCG Ambrose Master Fund, Ltd. and Ramius Master Fund, Ltd. (the "Dissident Group" or "Knightspoint").

        YOUR BOARD UNANIMOUSLY OPPOSES THE SOLICITATION BY KNIGHTSPOINT. YOUR BOARD IS COMMITTED TO ACTING IN THE BEST INTERESTS OF ALL OUR STOCKHOLDERS AND BELIEVES THAT IT IS BETTER POSITIONED THAN THE DISSIDENT GROUP'S NOMINEES TO MAXIMIZE VALUE FOR ALL OUR STOCKHOLDERS.

        Knightspoint has in recent months accumulated a minority interest of less than 9% of your Company and now is attempting to take effective control of your Company through control of your Board of Directors. We believe Knightspoint should pay you for this privilege, but they are not offering to buy your shares or offering to pay any other economic value, such as a control premium, in return. You are entitled to decide if you agree through your vote. The Dissident Group previously filed with the Securities and Exchange Commission preliminary materials and subsequently commenced, on January 23, 2004, a consent solicitation to, among other things, replace substantially all of the members of your independent Board of Directors—the same directors for whom our stockholders showed overwhelming support at our annual meeting this past June, when more than 88% of the shares entitled to vote did so and more than 98% of those shares supported the unopposed nominees.

        The Dissident Group has not proposed any significant changes in our strategic direction. If the Dissident Group succeeds, it will gain control of your Company through its disproportionate representation on your Board of Directors. The Dissident Group admits in its consent solicitation materials that its nominees for director would pursue Knightspoint's own agenda, subject to their acknowledged fiduciary duties under state law.

        In recent months, the Dissident Group has accumulated its minority position at historically low prices. It is now attempting to take effective control of your Company through control of your Board of Directors. We believe Knightspoint should pay you for this privilege, but they are not offering you any control premium in return, but instead only the promise of unspecified stock buybacks in the indefinite future. You are entitled to make your own decision through your vote. In their conversations with your representatives, Knightspoint consistently advocated the incurrence of significant debt to engage in large-scale stock buybacks or "Dutch Auction" repurchases at the lowest possible price for your shares. They had previously advocated incurring significant debt to fund the buyback. Based on our conversations with Knightspoint, we believe Knightspoint would not participate in such buybacks, suggesting that they agree that any such buybacks would not reflect the potential future value of your shares. Based on these recent conversations, any such buybacks would be designed to coerce stockholders that the Dissident Group calls "weak hands" to sell their shares. Such share buybacks could not only transfer potential value from the "weak hands" to the Dissident Group, but also allow it to use your Company's cash, rather than its own, to increase dramatically its proportional ownership, a course of action that could, among other things, leave you with more-limited liquidity for your shares. By taking control of your Board of Directors, we believe the Dissident Group will take effective control of your Company and pursue its own agenda.

        In its most recent consent solicitation materials, Knightspoint appears to be reversing course. While Knightspoint continues to advocate a return of capital to stockholders, as do we in the right circumstances, it now appears to be supportive of a much more modest proposal funded out of anticipated cash resources after determining fourth quarter cash generation. This revised proposal appears to be an acknowledgement of your current Board's consistent position that a reasonable proposal cannot be made until the fourth quarter results are known. Although we are gratified that Knightspoint appears to be adopting a more thoughtful approach, we still cannot understand how it can propose a specific dollar amount without first having an understanding of the full-year results (particularly cash generation) and our ongoing working capital position and needs. We have been consistent and forthright in our statements that we will make a determination about whether or not a return of cash is appropriate only after such results are known. Until then, any such proposal would be based on speculation and we believe you should view Knightspoint's proposal as such.

        Our business is seasonal, with the largest volume occurring in the fourth quarter, between Thanksgiving and Christmas. For fiscal years 2002, 2001 and 2000, fourth quarter sales accounted for 36%, 35% and 34%, respectively, of total net sales for the year and all of the net earnings for the year. Yet Knightspoint has pursued its disruptive consent solicitation during this critical season. We believe that if Knightspoint were truly acting in your best interests, it would not have pursued its consent solicitation during the Company's most important selling season. This Consent Revocation Statement elaborates on these and other reasons why your Board of Directors unanimously opposes Knightspoint's consent solicitation.

        YOUR BOARD OF DIRECTORS URGES YOU NOT TO SIGN ANY CONSENT CARD SENT TO YOU BY THE DISSIDENT GROUP, BUT INSTEAD TO SIGN, DATE AND RETURN THE BLUE CARD INCLUDED WITH THESE MATERIALS.

        If you have previously signed and returned a consent card, you have every right to change your mind and revoke your consent. Whether or not you have signed a consent card, we urge you to mark the "REVOKE CONSENT" boxes on the enclosed BLUE Consent Revocation Card and to sign, date and mail the BLUE Consent Revocation Card in the enclosed postage-paid envelope.

        Regardless of the number of shares you own, your consent revocation is important. Please act today.

        If your shares are held in the name of a bank, broker or other nominee, only they can execute a revocation of consent for your shares, and only pursuant to your instructions. Please contact the person responsible for your account and instruct him or her to submit a BLUE Consent Revocation Card on your behalf today.

        This Consent Revocation Statement and the enclosed BLUE Consent Revocation Card are first being mailed to stockholders on or about February     , 2004.

        If you have any questions about your consent revocation or require assistance, please call:

MORROW & CO.
445 PARK AVENUE
FIFTH FLOOR
NEW YORK, NEW YORK 10022
CALL TOLL FREE: (877) 366-1576

FORWARD-LOOKING STATEMENTS

        The statements contained in this solicitation that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties. Management wishes to caution you that these forward-looking statements, such as our outlook for portrait studios, future cash requirements, compliance with debt covenants, valuation allowances, and capital expenditures, are only predictions or expectations; actual events or results may differ materially as a result of risks facing us. Such risks include, but are not limited to: customer demand for our products and services, the overall level of economic activity in our major markets, competitors' actions, manufacturing interruptions, dependence on certain suppliers, changes in our relationship with Sears and the condition and strategic planning of Sears, fluctuations in operating results, the attraction and retention of qualified personnel and other risks as may be described in our filings with the Securities and Exchange Commission, including our Form 10-K for the year ended February 1, 2003.

QUESTIONS AND ANSWERS ABOUT THIS CONSENT REVOCATION SOLICITATION

Q:        WHO IS MAKING THIS SOLICITATION?

A:        Your Board of Directors.

Q:        WHAT ARE YOU ASKING ME TO DO?

A:        You are being asked to revoke any consent that you may have delivered in favor of the proposals described in the Dissident Group's consent solicitation statement. By revoking your consent, you will reject the Dissident Group's hostile attempt to take effective control of your Company through control of your Board and allow your current Board of Directors and management to implement their initiatives, which, if successful, will further enhance stockholder value.

Q:        IF I HAVE ALREADY DELIVERED A CONSENT, IS IT TOO LATE FOR ME TO CHANGE MY MIND?

A:        No. According to our Restated By-Laws, actions taken by written consent will not become effective until, at the earliest,                         , 2004, the date that is 20 business days following delivery of the Dissident Group's consent solicitation materials to stockholders. Thereafter, unless and until the requisite number of duly executed, unrevoked consents is delivered to the Company in accordance with Delaware law and our Restated By-laws, the consents will not be effective. According to applicable Delaware law, all consents will expire unless valid, unrevoked consents representing a majority of the outstanding shares of our common stock are delivered to the Company within sixty (60) days after the earliest-dated consent. At any time prior to the consents becoming effective, you have the right to revoke your consent by delivering a BLUE Consent Revocation Card.

Q:        WHAT IS THE EFFECT OF DELIVERING A CONSENT REVOCATION CARD?

A:        By marking the "REVOKE CONSENT" boxes on the enclosed BLUE Consent Revocation Card and signing, dating and mailing the card in the postage-paid envelope provided, you will revoke any earlier dated consent that you may have delivered to Knightspoint. Even if you have not submitted a consent card, you may submit a BLUE Consent Revocation Card as described above.

Q:        WHAT SHOULD I DO TO REVOKE MY CONSENT?

A:        Mark the "REVOKE CONSENT" boxes on the enclosed BLUE Consent Revocation Card and sign, date and return it today in the postage-paid envelope provided. It is imperative that you date the BLUE Consent Revocation Card when you sign it.

Q:        WHAT HAPPENS IF I DO NOTHING?

A:        If you do not send in any consent the Dissident Group may send you and do not return the enclosed BLUE Consent Revocation Card, you will effectively be voting AGAINST the Dissident Group's proposals.

Q:        WHAT HAPPENS IF THE DISSIDENT GROUP'S PROPOSALS PASS?

A:        If unrevoked consents representing a majority of our outstanding common stock are delivered to us within 60 days of the earliest-dated consent, seven of the eight independent members of your Board of Directors would be replaced with the Dissident Group's hand-picked nominees—giving a minority stockholder control of your Company. Our Restated By-laws would also be amended as described below.

Q:        WHAT DOES THE BOARD OF DIRECTORS RECOMMEND?

A:        Your Board of Directors unanimously opposes the Dissident Group's actions and recommends that you do not send in any consent card they may send you or, if you have already returned a consent card, that you promptly mark the "REVOKE CONSENT" boxes, sign, date and return the enclosed BLUE Consent Revocation Card.

Q:        WHOM SHOULD I CALL IF I HAVE QUESTIONS ABOUT THE SOLICITATION?

A:        Please call Morrow & Co., toll free at (877) 366-1576.

DESCRIPTION OF THE DISSIDENT GROUP'S CONSENT SOLICITATION

        As set forth in its definitive consent solicitation materials filed with the Securities and Exchange Commission (the "SEC") on January 23, 2004, the Dissident Group is asking you to consent to the following proposals:

          1.     Remove all of the members of your Board of Directors other than J. David Pierson and James R. Clifford. This would mean the removal of seven of the nine current members of your Board of Directors and any person (other than those elected pursuant to the Dissident Group's solicitation) elected or appointed to your Board of Directors to fill any vacancy caused by removal or resignation of any director or any newly created directorships prior to the effective time of the consents solicited by the Dissident Group's Consent Statement, retaining only J. David Pierson and James R. Clifford;

          2.     Amend Article III of our Restated By-Laws to set the size of the board of directors at eight members;

          3.     Amend Article II of our Restated By-Laws to authorize stockholders who own, individually or in the aggregate, 25% or more of our outstanding common stock, to call a special meeting of stockholders;

          4.     Amend Article III of our Restated By-Laws to provide that any vacancies in your Board of Directors resulting from stockholder action may be filled only by the stockholders, and may not be filled by the directors, until at least 20 days after creation of such vacancy;

          5.     Repeal any amendments, if any, to our Restated By-Laws adopted by your Board of Directors after September 1, 2003, or adopted prior thereto but not publicly disclosed prior to November 1, 2003, and prior to the effective date of the stockholder consents solicited by the Dissident Group's Consent Statement; and

          6.     Elect Knightspoint's six nominees for director, consisting of James J. Abel, Michael S. Koeneke, David M. Meyer, Mark R. Mitchell, Steven J. Smith and John Turner White IV, to serve until the 2004 annual meeting of stockholders.

        According to the Dissident Group, the effectiveness of each of Proposal Nos. 1, 2, 4 and 6 is subject to, and conditioned upon, the adoption of the other three of such four related proposals.

REASONS TO REJECT
THE DISSIDENT GROUP'S CONSENT SOLICITATION PROPOSALS

        Your Board of Directors unanimously believes that the Dissident Group's proposals are not in the best interests of all our stockholders. For the reasons set forth below, your Board of Directors urges you to reject the Dissident Group's consent solicitation and return the enclosed BLUE Consent Revocation Card, whether or not you have previously signed and returned a consent card sent to you by the Dissident Group.

The Dissident Group is trying to take effective control of your Company through control of your Board of Directors. We believe Knightspoint should pay you for this privilege, but they are not offering to buy your shares or offering to pay any other economic value, such as a control premium, in return.

        Knightspoint has in recent months accumulated a minority interest of less than 9% of our outstanding common stock and is attempting to take effective control of your Company through control of your Board. We believe Knightspoint should pay you for this privilege, but they are not offering to buy your shares or offering to pay any other economic value, such as a control premium, in return. You are entitled to decide if you agree through your vote. If the Dissident Group succeeds in its consent solicitation, its hand-picked nominees for director will constitute six of the eight members of the reconstituted Board of Directors. This representation on the Board of Directors would be vastly disproportionate to the Dissident Group's stock ownership and would give it effective control of your Company through its control of your Board of Directors. Although this transaction does not involve a sale of CPI, we believe that in return for giving control to Knightspoint by electing nominees hand picked by Knightspoint to pursue Knightspoint's agenda, it is fair for stockholders to expect that Knightspoint should offer to purchase your shares or offer to pay you some other economic value, such as a control premium for that privilege. Knightspoint's proposals offer no such compensation and instead, in our view, are designed to entice stockholders to deliver their consent by suggesting that there may be unspecified "large scale buybacks" at indeterminate prices in the indefinite future.

        In its conversations with your representatives, Knightspoint had previously indicated only its intent to consummate large-scale buybacks funded with additional indebtedness incurred by the Company. In its most recent consent solicitation materials, Knightspoint appears to be reversing course. It now appears to be supportive of a much more modest proposal funded out of our anticipated cash resources after determining fourth quarter cash generation. This revised proposal appears to be an acknowledgement of your current board's consistent position that a reasonable proposal cannot be made until the fourth quarter results are known. Although we are gratified that Knightspoint appears to be adopting a more thoughtful approach, we still cannot understand how they can propose a particular dollar amount without first having an understanding of the full-year results (particularly cash generation) and our ongoing working capital position and needs. We have been consistent and forthright in our statements that we will make a determination about whether or not a return of cash is appropriate only after such results are known. Until then, any such proposal would be based on speculation and we believe you should view Knightspoint's proposal as such. Knightspoint's consent solicitation materials offer you no assurance that any such transaction will occur. Nor can the Dissident Group offer you any assurance that its Board nominees will enhance stockholder value.

Your Board of Directors and management have already announced and begun implementing significant additional measures to further enhance stockholder value with an emphasis on cost control, efficient employment of capital and focus on our key Sears Portrait Studios business. If successful, these measures should further enhance stockholder value, although we cannot assure you that they will be successful.

        Our share price has increased approximately 58% since the beginning of fiscal 2003, and approximately 55% and 37%, respectively, over the 12 and 24 months ended January 21, 2004, although our stock was trading at historically low prices at the beginning of each of these periods. Our share-price performance compares favorably with the share-price performance of companies that we believe are similarly situated, such as American Greetings, Finlay Enterprises and Cole National, as well as the performance of the S&P 500, Russell 2000 and Nasdaq indices over the same periods. The chart below provides detail with respect to such share-price performance. For additional information about our longer-term performance, see the Section entitled "Comparison of Five-Year Cumulative Return" below.

					Licensed Specialty Retailers
Increase/(Decrease) for Period beginning(1)	CPI	S&P 500	NASDAQ	Russell 2000	American Greetings	Finlay Enterprises	Cole National
February 1, 2003(2)	58%	34%	62%	61%	52%	28%	12%
January 21, 2003	55%	29%	57%	56%	50%	26%	9%
January 21, 2002	37%	2%	11%	26%	54%	84%	(22)%

(1)
Share-price performance is for the period from the specified date through January 21, 2004, except Cole National performance is through October 7, 2003, the date on which it announced it had received an unsolicited bid of $20 per share.

(2)
Beginning of CPI's current fiscal year.

        We are not satisfied with this performance, however, and are committed to taking value-enhancing actions for short- and long-term growth. On November 4, 2003, your Board of Directors announced several initiatives designed to enhance our overall profitability, with an emphasis on cost reductions and efficient capital deployment. The significant elements of this plan include:

  •
  Retaining Deloitte & Touche LLP to assist in identifying and realizing meaningful additional cost reductions;

  •
  Enhancing overall profitability at our Sears Portrait Studios through cost reduction and improved studio operating efficiency, including the replacement and re-architecture of our computer and printing systems, reduced advertising costs, improved labor scheduling and increased use of automation in recruitment and hiring;

  •
  Deferring consideration of any potential acquisitions, additional new host arrangements or additional new business ventures;

  •
  Deferring expansion of our mobile photography division to allow time to digest our rapid expansion into 27 markets in 2003 and concentrating on maximizing profitability in existing product lines and markets in 2004; and

  •
  Continuing to expand into Mexico as previously announced, based on the operating results of our current nine Mexico studios, which are in line with our initial revenue expectations for that market.

        We believe these and other initiatives, which were all considered and begun prior to the Knightspoint consent solicitation, already addressed the most significant issues raised by Knightspoint in its conversations with our representatives and in its consent solicitation materials. Set forth below is a table describing our initiatives in a manner that illustrates how we have already been addressing the key issues raised by Knightspoint.

CPI Initiative	Knightspoint Proposal
We have retained a consultant to advise our Compensation Committee on equity incentive programs, including mandatory stock ownership guidelines for executive management and the Board of Directors, with an intent to implement the programs early in our next fiscal year.	Implement new executive compensation policies that align the interests of the board of directors and management with those of the Company's stockholders.

We have implemented meaningful cost and headcount reduction initiatives. For example, we have eliminated our Centrics technology-development subsidiary, closed our Las Vegas lab and made corporate headcount reductions. Consequently, the $6 million of costs previously associated with these activities have been eliminated. We have also tested and begun implementing a reduction of operating hours in certain of our lower- and medium- volume studios in the slower months of the year, to reduce operating costs and place us more on par with our portrait studio competitors.
Reduce corporate overhead by decreasing headquarters and administrative headcount and seek to enhance studio productivity and efficiency by, for example, formulating new operating systems that reduce administrative burdens on studio employees and consequently enable a greater focus on the customer.

We have reduced our advertising expense from approximately $39 million in 2001 to a projection of approximately $34 million in 2003. We have replaced our general and Hispanic advertising agencies with the goal of, among other things, improving the productivity of our advertising.	Explore ways to reduce and redirect advertising spending to seek to decrease the cost of customer acquisition.

We have increased our average selling prices from $57.79 per sitting in 2001 to $64.00 per sitting in the first three quarters of 2003, due primarily to our marketing and merchandising initiatives, which have been successful in achieving our stated goal of increasing average revenue per sale by converting more of our portrait-package customers to higher-value custom products. For example, since 2001 we have introduced a variety of custom options, including black and white portraits, digital enhancements and sale of proof sheets that have both increased the average price of our custom offerings and encouraged customers to choose custom options rather than standard portrait packages.
Formulate new merchandising and marketing strategies directed at addressing recent declines in sittings volume, increasing the average sale, and enhancing utilization of existing studios, including exploiting potential cross-selling opportunities.

We are committed to continuing to foster the Sears relationship, a commitment Sears has highlighted in its recent letter of support for the existing management team and Board of Directors. We have deferred expansion of the mobile photography business to allow time to digest our rapid expansion. We are continuing to expand our Mexico studio business because to date it has achieved our projected revenue expectations.
Sharpen focus on the core Sears portrait studio business and, particularly, on the deployment of emerging digital technologies and applications. Devote fewer resources to mobile photography and Mexico studio operations.

We have reduced substantially our capital spending assumptions to $65 - $75 million over the four-year period of 2004-2007, as compared to our previous estimates of $70 - $105 million for the three-year period 2004-2006 and $193 million for the five-year period 2002-2006.	Seek to control capital spending by, among other things, establishing new return hurdle rates and deploying digital technologies judiciously while harvesting past investments.

Prior to expanding into Mexico and mobile photography, we undertook a detailed and lengthy internal review of the markets and our expected returns. We thoroughly considered the impact on our other business and the risk that the growth initiatives would not succeed. Our decision to enter these businesses was based on our informed determination that there is real growth potential in these businesses.	Establish new processes and procedures for testing and evaluating all significant programs and technologies prior to full deployment in an effort to manage any associated execution risk.

Company-wide bonus programs based on achievement of targeted pre-established net income goals have been in place for more than a year. As with all managers, we strive constantly to improve morale and productivity through whatever means we believe will be effective.
Explore ways to enhance internal communication and implement targeted gain-sharing and other incentive programs across all levels of the organization in order to seek to speed decision-making, address the needs of field personnel as they arise, and strengthen the alignment of interests between employees and stockholders.

        Prior to the Knightspoint solicitation, we announced that your Board of Directors is considering a return of significant cash to stockholders. We have learned through our conversations with our stockholders, including Knightspoint, that such a cash return is desired by many of you. Due to the importance of the fourth quarter, your Board of Directors determined that the appropriate time to decide on such a return of cash to stockholders is in early 2004, after reviewing the results and cash generation of the business at this time of year. Although we cannot assure you that such a transaction will be undertaken, we can assure you that your Board of Directors will consider whether or not such a transaction is appropriate and, if so, examine the best means and structures for achieving it. Moreover, your Board of Directors will make a determination as to the size of such a distribution, only after the financial results for our current fiscal year have been clarified and Deloitte completes its comprehensive review of our operations and makes recommendations for meaningful and sustainable additional cost reductions. Several factors will influence the amount and form of a potential return of capital, including potential impact on the trading liquidity of our shares, the potential tax impact to the Company and its stockholders, the need to maintain an appropriate cash balance and overall working capital needs. Although your Board of Directors has not made a final determination about a return of cash to stockholders, we believe its deliberate consideration of these factors, including the results of the fourth quarter, is consistent with the prudence and thoughtfulness expected of corporate fiduciaries.

        In its conversations with your representatives, Knightspoint had previously indicated only its intent to consummate large-scale buybacks funded with additional indebtedness incurred by the Company. In its most recent consent solicitation materials, Knightspoint appears to be reversing course. While Knightspoint continues to advocate a return of capital to stockholders, as do we in the right circumstances, it now appears to be supportive of a much more modest proposal funded out of our anticipated cash resources after determining fourth quarter cash generation. Their revised proposal appears to be an acknowledgement of your current Board's consistent position that a reasonable proposal cannot be made until the fourth quarter results are known. Although we are gratified that Knightspoint appears to be adopting a more thoughtful approach, we still cannot understand how they can propose a particular dollar amount without first having an understanding of the full year results and our ongoing working capital position and needs. We have been consistent and forthright in our statements that we will make a determination about whether or not a return of cash is appropriate only after such results are known. Until then, any such proposal would be based on speculation and we believe you should view Knightspoint's proposal as such.

        We agree with Knightspoint that our core business is our Sears Portrait Studio business and that we must remain focused on that business. Based on communications with Sears, we believe that Sears recognizes your Board's and management's commitment to the Sears Portrait Studio business. In the letter attached as Annex A, Sears makes clear its confidence in your current management and Board and its strategies and initiatives. In fact, Sears expressed its concerns about the possibility that a change from current management could cause a change in the strategic direction the Company is taking, a direction Sears supports. We believe that we have taken actions to reduce advertising expenditure, employment costs and capital expenditures in a manner that is sensitive to the needs of both our stockholders and Sears and in a way that has enabled us to gain additional operating flexibility with

Sears and are satisfied that Sears appreciates our sensitivity to their concerns and the mutually beneficial ways we have addressed these issues.

The members of your Board of Directors, a majority of whom joined the Board within the past 18 months, have complementary skills and extensive experience in relevant businesses, and are independent and committed to serving the interests of all our stockholders.

        A majority of your Board of Directors has joined us in the past 18 months, bringing fresh insight and energy to the Company. At our annual meeting this past June, more than 88% of the shares entitled to vote did so and more than 98% of those shares supported the eight directors constituting the unopposed nominees. Those eight duly and unanimously elected Ms. Otero-Smart to fill a vacancy on the Board of Directors. All of your Directors were selected for their integrity, experience, complementary skills, willingness to lend their guidance to the Company and commitment to acting in the best interests of all our stockholders.

        Your current Board of Directors and management are well positioned to focus on the Sears Portrait Studio business. One of your directors, Mr. Clifford, and two of our senior executives have significant prior work experience as executives and employees of Sears. We believe, and have always believed, that our Sears relationship is critical to our profitability and performance. For all the reasons indicated in this Consent Revocation Statement, Mr. Clifford opposes the Dissident Group's consent solicitation, despite the fact that Knightspoint is not currently intending to remove him from your Board of Directors.

        As described above, the Dissident Group has not proposed any significant change in our strategic direction nor can they offer any assurance that they can do a better job than your current independent Board of Directors. The Dissident Group has only proposed measures that have already been addressed by your current Board of Directors and management. Sears has indicated its concern with any shareholder action that would change the leadership of the Company at this time. We believe that you should examine, whether or not, in light of the foregoing, you are comfortable handing over control of your Company to a new group of directors, with no track record of running your Company.

Based on its consent solicitation materials, half of the Dissident Group's nominees, including David Meyer, its leader, have financial investment, investment banking and arbitrageur backgrounds. Only one nominee has been a director of a public company and none have any operating or board of director experience in a retail or commemorative products business in the time periods disclosed in the Dissident Group's consent solicitation materials.

        Based on the Dissident Group's own consent solicitation materials, none of Knightspoint's nominees for director appears to have any experience in a retail or commemorative products business, such as CPI's, in the time periods disclosed in their consent solicitation materials. Nor do they reflect the diverse customer base of our businesses. These are qualities that are fairly represented on your current Board of Directors. Several of our current directors, such as Mr. Abrain, Mr. Clifford, Ms. Griffin, Ms. Otero-Smart, Mr. Pierson and Mr. Sneider, have significant operations, retail, field management and marketing experience and other expertise directly relevant to our businesses. Additionally, your current Board members have distinguished records of executive management at other major companies such as Target, Federated Department Stores, Xerox, Monsanto and Saks Fifth Avenue. Several of your current directors, including Mr. Liberman, Mr. Reding and Dr. Weldon, have extensive experience serving on the boards of directors of other public companies. In contrast, according to the Dissident Group's consent solicitation materials, only one of the Dissident Group's nominees has been a director of a public company during the time periods disclosed in such consent solicitation materials. Knightspoint has not made any other disclosure that suggests otherwise, although they are not required to make such a disclosure.

        We believe that the Dissident Group's nominees were hand picked to implement Knightspoint's agenda. Of the six nominees the Dissident Group has put forth based on Knightspoint's own consent solicitation materials, two (Messrs. Koeneke and Meyer) are investment bankers and one (Mr. Mitchell) is an arbitrageur; none has reported any operational or managerial experience in a retail or commemorative products business during the periods disclosed in the Knightspoint consent solicitation materials. Moreover, Knightspoint has not otherwise disclosed that they have any such experience, although they are not legally obligated to do so. These profiles suggest to us that Knightspoint is a financial investor that is not interested in sustainable long-term growth of your Company and that Knightspoint's hand-picked nominees will have a similar interest.

        Despite the Dissident Group's exhortations that your Board of Directors' interests be more closely aligned with our stockholders', none of its nominees personally owns any of our common stock. Mr. Mitchell reports voting and dispositive power with respect to a substantial number of our shares, 600,000, but such power appears to be solely through his management role in certain investment vehicles. Both Mr. Meyer and Mr. Koeneke expressly disclaim beneficial ownership of those shares. Based on their personal investments, the interests of the Knightspoint Group's nominees are no more closely aligned with the interests of our stockholders than are the current members of your Board of Directors—none of whom is the hand-picked nominee of the group that is trying to take effective control of your Company without offering to buy your shares or offering to pay any other economic value, such as a control premium, in return.

        The Dissident Group's frequent contacts and insistence that we adopt their agenda began almost immediately after they joined the ranks of our stockholders (see the section entitled "Background of the Knightspoint Solicitation" below), and indicates to us that they are motivated not by any dissatisfaction with your Board of Directors' performance but instead are motivated by a desire to make a quick financial profit.

Your Board of Directors believes that the Dissident Group's proposals are self-serving and designed to coerce you into giving Knightspoint control and increased proportional ownership of your Company.

        The Dissident Group admits in its consent solicitation materials that its hand-picked nominees for director will pursue Knightspoint's own agenda. Based on those materials and conversations we have had with representatives of the Dissident Group, we believe that the Dissident Group has a self-interested agenda that may be contrary to the interests of many stockholders.

        In recent months, the Dissident Group has accumulated its minority position at historically low prices. It is now attempting to take effective control of your Company through control of your Board. We believe Knightspoint should pay you for this privilege, but they are not purchasing shares or offering you any control premium in return, but instead only the promise of unspecified stock buybacks in the indefinite future. In their conversations with your representatives, Knightspoint consistently advocated large-scale stock buybacks or "Dutch Auction" repurchases at the lowest possible price for your shares. Based on our representatives' conversations with Knightspoint, we believe Knightspoint would not participate in such buybacks, suggesting that they agree that any such buybacks would not reflect the potential future value of your shares. Based on these recent conversations, we feel that any such buybacks would be designed to coerce stockholders that the Dissident Group calls "weak hands" to sell their shares. Such share buybacks could not only transfer potential value from the "weak hands" to the Dissident Group, but also allow it to use your Company's cash, rather than its own, to increase dramatically its proportional ownership. It would also leave you with more-limited liquidity for the shares that you continue to hold. By taking control of your Board of Directors, the Dissident Group will take control of your Company and be in a position to pursue its own agenda.

We have an outstanding record for good corporate governance and have been recognized as being in the top ten percent of the S&P 600 for it by Institutional Shareholder Services.

        Institutional Shareholder Services ("ISS"), the world's leading provider of proxy voting and corporate governance services, analyzed the proxy statement for our 2003 annual meeting and reported that our corporate governance practices outperformed 92% of the companies in the S&P 600 and 94.6% of the companies in the Commercial Services & Supplies Group. ISS commended us for our high degree of board independence, supported the independent nature of our key board committees, which include no insiders or affiliated outsiders, and recommended that our stockholders vote in favor of each matter put before them, including the re-election of the very same directors the Dissident Group now seeks to oust. We have never engaged ISS to advise on corporate governance nor have we otherwise compensated them; their services are rendered to institutional stockholders who subscribe for analyses based on ISS's independent judgment.

        We have numerous policies in place to allow stockholders to bring their ideas and proposals to the attention of your Board of Directors. In our annual proxy statement, stockholders are invited to submit the names of prospective nominees for consideration by the Nominating and Governance Committee. Our Restated By-laws also provide a process for stockholders to nominate directors. Our nominating guidelines and the rules of the nominating committee are described in this revocation solicitation, as they have been consistently in proxy statements we have sent to our stockholders. Furthermore, we have not adopted a number of common corporate governance policies that have been claimed to disenfranchise stockholders, including the fact that we have no staggered board. We have no undue impediments against stockholder action. In fact, our stockholders enjoy a number of rights designed to permit them to influence the Company: action by written consent requires only a simple majority, and stockholders may fix the number of directors, remove directors with or without cause or amend our Restated By-laws. These procedures are designed to balance the right of stockholders to make their voices heard with the need of the Company to operate efficiently.

        Based on the timing and the manner of its proposals, we believe that the Dissident Group is acting in the most disruptive manner possible. The first time the Dissident Group ever identified its nominees was in its preliminary consent materials. Knightspoint never sought to avail itself of the established procedures for making shareholder proposals for director nominees. Instead, from the commencement of our discussions with the Dissident Group, Knightspoint has made demands for majority control of your Board and warned that it would take disruptive actions if its demands were not satisfied, specifically including launching a consent solicitation as it has now done. In our view, these are the aggressive tactics of a party intent on control for its own purposes.

The Dissident Group has created significant uncertainty and distraction during our critical fourth quarter, in which historically we have generated about 35% of our annual revenues and 100% of our annual profits due to the high demand for our services between Thanksgiving and Christmas.

        During the fourth quarter we have historically generated about 35% of our annual revenues and 100% of our annual profits due to the high demand for our services between Thanksgiving and Christmas. The Dissident Group's actions have caused a foreseeable diversion of resources and distraction of management attention during the crucial holiday season. These actions have also caused a sense of uncertainty and unease generally among the employee base. Sears, our key business partner, has confirmed its support for existing management while expressing its concerns about the distractions we are suffering in responding to the Dissident Group's actions. Commencing a takeover attempt at this time is indicative of the Dissident Group's disregard for the interests of other stockholders and strongly suggests that its members are focused solely on gaining control for themselves as quickly as possible. We believe that if Knightspoint were truly acting in your best interests, it would not have pursued its consent solicitation during the Company's most important selling season.

        David Meyer, the Dissident Group's leader, is a former advisor to the Company who has no reported experience managing a company such as CPI or serving on the board of directors of a public company. We believe that his attack on CPI's Board of Directors conflicts with his contractual obligations of confidentiality and other duties to us as his former client.

        Based on the Dissident Group's own consent solicitation materials, Mr. Meyer, a former investment banker, has no experience in managing an operating business nor has he served on the board of directors of a public company during the periods disclosed in such materials. He has not disclosed any such experience, although he is not legally obligated to do so. Mr. Meyer advised the Company for several years on various strategic and financial initiatives. From 1996 through 2000, Mr. Meyer attended more than 20 meetings of our Board of Directors during which highly sensitive and confidential operational, strategic and legal matters were discussed. Mr. Meyer was involved in advising us on our defenses to coercive and unfair takeover proposals and often participated in confidential discussions with our counsel and management concerning such matters, including discussions regarding the very type of consent solicitation to replace members of your Board of Directors that he has now undertaken. Mr. Meyer's advice also included assistance in developing and implementing our Shareholder Rights Plan in 2000, contrary to his initial claim that he did no work for us after 1999. Mr. Meyer was provided with a level of detail far beyond anything available to the general public due to his role as an advisor and his confidentiality obligations to us. As a former representative of CPI's financial advisors, we believe Mr. Meyer is bound by the terms of CPI's engagement letter with such advisors, which prevents him from disclosing or using such non-public information for purposes other than advising CPI.

        We believe that Mr. Meyer's actions conflict with his contractual obligations of confidentiality and other duties to CPI. We believe the independence and personal characteristics of directors are closely scrutinized by investors, now more than ever. We urge you to consider whether or not Mr. Meyer's experience and actions meet your standards for qualification to serve as a director of a public company such as CPI.

        Your Board of Directors unanimously opposes the Knightspoint Consent Solicitation and urges you not to sign any consent card sent to you by Knightspoint. Instead, you are urged to indicate your opposition to Knightspoint by signing, dating and returning the enclosed BLUE Consent Revocation Card.

        Even if you previously signed and returned a consent card, you have every right to change your vote. We urge you to sign, date and mail the enclosed BLUE Consent Revocation Card in the postage-paid envelope provided.

THE CONSENT PROCEDURE

Voting Securities and Record Date

        On January 23, 2004, Knightspoint Partners I, L.P., as a record holder of our Common Stock, requested that we fix a record date to determine the stockholders entitled to consent in writing to the actions proposed by the Knightspoint Group. In accordance with our Restated By-laws and Delaware law, on February 2, 2004, your Board of Directors adopted a resolution fixing February 12, 2004 (the "Record Date") as the record date for the determination of stockholders who are entitled to execute, withhold or revoke consents relating to the Knightspoint proposals.

        Only holders of record of our common stock at the close of business on the Record Date are entitled to execute, withhold or revoke consents. As of the close of business on the Record Date, there were [    ] shares of common stock issued and outstanding; consents representing more than 50% of these shares, or [    ] shares must be delivered to us by Knightspoint for its proposals to become effective. At our 2001, 2002 and 2003 annual meetings, 86.5%, 89.4% and 88.1% respectively, of the issued and outstanding shares of common stock were present and voting. We have no issued or outstanding shares of any other class of stock.

        Persons beneficially owning shares of our common stock (but not holders of record), such as persons who own our common stock through a broker, bank or other financial institution, should contact such broker, bank or financial institution and instruct such person to execute the BLUE Consent Revocation Card on their behalf.

Effectiveness of Consents

        Pursuant to Section 228(a) of the Delaware General Corporation Law (the "DGCL"), unless otherwise provided in a corporation's certificate of incorporation, stockholders may act without a meeting, without prior notice and without a vote, if consents in writing setting forth the action to be taken are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Our certificate of incorporation does not prohibit stockholder action by written consent. Therefore, to be effective, the Knightspoint proposals require consents signed by the holders of a majority of the shares of our common stock outstanding as of the Record Date. Further, under Section 228(c) of the DGCL, all consents will expire unless valid, unrevoked consents representing a majority of the outstanding shares of our common stock are delivered to the Company within 60 days after the earliest-dated consent. We intend to issue a press release announcing receipt of the earliest-dated consent if and when it is received, together with an announcement of the date that is 60 days after the date of such consent, which date will be the termination date for the consent solicitation. Each abstention and broker non-vote with respect to any of the proposals will have the same effect as voting against the adoption of a proposal. In accordance with the DGCL and our Restated By-laws, each of the Knightspoint proposals would become effective on the date that written consents approving such proposal were delivered to us from holders representing a majority of the shares of our Common Stock outstanding on the Record Date. However, if such date of delivery of written consents is not at least 20 business days after the date on which the Knightspoint consent solicitation materials were delivered to our stockholders, then no proposal could become effective until at least the twentieth business day after such delivery of materials, and so long as sufficient written consents were still unrevoked. Consents delivered later than 60 days after the earliest-dated consent delivered to the Company will not be effective to approve Knightspoint's proposals.

Effect of BLUE Consent Revocation Card

        You may revoke any previously signed consent by signing, dating and returning to us a BLUE Consent Revocation Card. A consent may also be revoked by delivery of a written revocation of your consent to Knightspoint. You are urged, however, to deliver all consent revocations in the enclosed postage-paid envelope. We request that if a revocation is instead delivered to Knightspoint, a copy of the revocation also be delivered to us in the enclosed postage-paid envelope, so that we will be aware of all revocations.

        Unless you specify otherwise, by signing and delivering the BLUE Consent Revocation Card, you will be deemed to have revoked consent to all of the Knightspoint proposals.

        Any consent revocation may be revoked by marking, signing, dating and delivering a written revocation of your Consent Revocation Card to the Company or to Knightspoint or by delivering to Knightspoint a subsequently dated consent card that it sent to you. You may also revoke your revocation by delivering a signed, later-dated consent card to Knightspoint.

        The Company has retained Morrow & Co. to assist in communicating with stockholders in connection with the Knightspoint consent solicitation and to assist in our efforts to obtain consent revocations. If you have any questions about how to complete or submit your BLUE Consent

Revocation Card or any other questions, Morrow & Co. will be pleased to assist you. You may call Morrow & Co. toll-free at (877) 366-1576.

        You should carefully review this Consent Revocation Statement. YOUR TIMELY RESPONSE IS IMPORTANT. You are urged not to sign any consent cards you may receive from Knightspoint. Instead, reject the takeover efforts of Knightspoint by promptly completing, signing, dating and mailing the enclosed BLUE Consent Revocation Card to Morrow & Co. in the enclosed postage-paid envelope. Please be aware that if you sign a consent card but do not check any of the boxes on the card, you will be deemed to have consented to the Knightspoint proposals.

Results of Consent Revocation Statement

        The Company will retain an independent inspector of elections in connection with the Knightspoint solicitation. If any of the Dissident Group's proposals are adopted, we will give prompt notice to our stockholders pursuant to Section 228(d) of the DGCL by issuing a press release and filing it with the SEC on Form 8-K. We also expect that we would issue and file a press release if sufficient consents were not delivered to us on or before [            ] [    ], 2004, the last day on which consents solicited pursuant to the Knightspoint solicitation materials could be delivered effectively.

BACKGROUND OF THE KNIGHTSPOINT SOLICITATION

        Various members of management and your Board of Directors have known David Meyer, the apparent leader of the Dissident Group, for more than seven years. Mr. Meyer was employed by Credit Suisse First Boston ("CSFB") for a number of years and, during the years 1996 through 2000 he was one of the principal investment bankers at CSFB servicing our account. In the course of that engagement, Mr. Meyer attended more than 20 meetings of the Board of Directors. He was privy to discussions of highly sensitive and confidential operational, strategic and legal matters. During this time, Mr. Meyer was instrumental in advising us on our defenses to coercive and unfair takeover proposals, often discussing these matters with our Board of Directors. He also participated in numerous confidential discussions with our legal counsel and management concerning such matters, including the possibility of replacing the Board of Directors by stockholder action through a consent solicitation.

        In mid-summer of last year, Mr. Meyer contacted J. David Pierson, our chairman and chief executive officer, requesting a meeting. Mr. Pierson agreed to the request and he, Gary Douglass, our chief financial officer, and Jane Nelson, our general counsel, met with Mr. Meyer and Michael S. Koeneke at our headquarters in St. Louis on August 28, 2003. At the meeting, Mr. Meyer and Mr. Koeneke identified themselves as stockholders, but in response to our questions, declined to quantify their level of holdings or whether they desired to acquire more shares. Messrs. Meyer and Koeneke made a presentation on their suggestions for increasing stockholder value, including with respect to cost controls, the importance of focusing on the Sears portrait studio business and a desire to have cash returned to stockholders. Mr. Pierson informed Messrs. Koeneke and Meyer that the Board also believed that the Company's stock was undervalued, was focused on the issues raised by Messrs. Koeneke and Meyer and was addressing, in consultation with financial advisors, the issues through the Company's strategic plan.

        The Board of Directors became aware of the formation of the Dissident Group on September 15, 2003, when it and certain other persons filed a Schedule 13D with the SEC disclosing the formation of a group and the shared investment intent of its members and the fact that together they had acquired in excess of five percent of our outstanding common stock.

        Following the filing of the Schedule 13D, our legal counsel had two telephone conversations with counsel for Knightspoint to clarify information contained in the Schedule 13D filing and statements made during the August 28 meeting. During the conversation, counsel for the Dissident Group clarified that Mr. Meyer held a strong view that the Company should not be sold at this time and confirmed that the Dissident Group was seeking representation on the Board of Directors. Counsel for the Dissident Group also conveyed a threat that if we did not accede to Knightspoint's demands, the Dissident Group would commence a consent solicitation to replace your Board of Directors. Our counsel inquired as to whether or not the Dissident Group would be willing to enter into a mutually satisfactory standard confidentiality agreement as a prelude to further discussions among us and the Dissident Group. Counsel for the Dissident Group indicated that Knightspoint would not enter into such a confidentiality agreement.

        On September 19, Mr. Meyer and other representatives of the Dissident Group initiated a conference call with Messrs. Pierson and Douglass. The Dissident Group reiterated its views regarding our financial and strategic priorities, offered to present a plan to the full Board of Directors and requested a meeting with Jim Clifford and Nicholas Reding, two of our independent directors. The Dissident Group also expressed its interest in implementing its plans by working with management. Mr. Pierson informed Knightspoint that he would relay the information that had been conveyed to the full Board of Directors and that the directors were not available to meet with Mr. Meyer before the board's next scheduled meeting, on October 2.

        On September 25, Messrs. Pierson and Douglass had another conference call with Mr. Meyer and other representatives of the Dissident Group that Knightspoint initiated. The Dissident Group again outlined its views regarding our financial and strategic priorities and the group's initiatives, then turned the conversation to its feeling that the current Board of Directors "lacked the energy, objectivity and alignment with shareholders" to guide the Company through implementation of the group's plan. Mr. Koeneke then informed Messrs. Pierson and Douglass that the Dissident Group required substantial board representation, which he clarified to mean taking control of a majority of the Board of Directors.

        On October 3, Mr. Pierson called Mr. Meyer and informed him that the full Board of Directors had met and considered the Knightspoint proposals, many of which the Board of Directors felt were already encompassed by our strategic plan. Due to concerns about selective disclosure, and Knightspoint's refusal to execute a confidentiality agreement, Mr. Pierson did not think it was appropriate to describe the details about the Company's strategic and operational plans. Mr. Pierson also informed Mr. Meyer that the Board of Directors was unwilling to grant a minority stockholder control of your Board of Directors or your Company. In response to an inquiry from Mr. Meyer, Mr. Pierson indicated that he had not been authorized to offer any board representation. A meeting was then scheduled between Knightspoint and Messrs. Reding and Clifford, who had been appointed by the full Board of Directors to liaise with the Dissident Group.

        On October 10, Messrs. Pierson, Reding and Clifford met with representatives of the Dissident Group, including David Meyer, at their offices in New York City. Knightspoint again reiterated its views regarding our strategic and operational priorities. The focus of its views during this meeting and throughout previous meetings was on large-scale buybacks and "Dutch Auction" repurchases financed by incurring significant new debt. The possibility of a dividend was never raised by the Dissident Group. Our representatives informed the Dissident Group that your Board of Directors as constituted was more than capable of guiding us through implementation of our strategic plan and that the points the Dissident Group raised were already being addressed. However, again because of Knightspoint's refusal to sign a confidentiality agreement, further detail could not be provided.

        On November 4, we issued a press release clarifying our revised strategic plan, giving all of our stakeholders a clear understanding of the steps we are taking in our attempt to enhance stockholder value and giving the Dissident Group the opportunity to see the points of convergence. Despite this information, which showed tangible steps that were being taken to address Knightspoint's stated concerns, on November 6, Knightspoint filed its preliminary consent solicitation statement. For the first time it announced its nominees for directors. On November 6, the Dissident Group delivered a request to the Secretary of the Company requesting certain materials pertaining to lists of our stockholders. We complied with the request and made the information available to Knightspoint through our legal counsel. Knightspoint filed its definitive consent solicitation materials and delivered a request for a record date on January 23, 2004.

        On various occasions since the Dissident Group began its takeover attempt, Mr. Pierson and other members of your Board of Directors and executive management have had conversations with, and responded to inquiries from, representatives of Sears. Conversations between such people have occurred regularly prior to and since such time as part of the ongoing business relationship between the Company and Sears. During the course of these conversations, Sears recently indicated to management that it would write a letter detailing its support of your current management and Board of Directors and, ultimately, delivered to us the letter attached hereto as Annex A. Sears has consented to our use of the letter in these consent revocation materials.

PROPOSALS BY HOLDERS OF SHARES OF COMMON STOCK

        To be considered for inclusion in the 2004 annual meeting proxy statement, stockholder proposals must arrive at our offices no later than the close of business on January 17, 2004. Proposals should be addressed to the attention of our Secretary, 1706 Washington Avenue, St. Louis, Missouri 63103.

        For any proposal that is not submitted for inclusion in the 2004 annual meeting proxy statement, but is instead sought to be presented directly at our 2004 annual meeting, Rule 14a-4 under the Securities Exchange Act of 1934 permits our directors to vote proxies in their discretion if, (i) subject to the limitations contained in Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, we receive notice of the proposal and advise our stockholders in our 2004 annual meeting proxy statement about the nature of the matter and how the directors intend to vote on such matter; or (ii) we do not receive notice of the proposal prior to the close of business on March 7, 2004. The Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such proposal submitted by a stockholder. Any proposal received after March 7, 2004, will be considered untimely and might not be considered at the 2004 annual meeting. Notices of intention to present proposals at our 2004 annual meeting should be addressed to the attention of our Secretary, 1706 Washington Avenue, St. Louis, Missouri 63103.

REVOCABILITY

        Any consent revocation may itself be revoked by marking, signing, dating and delivering a written revocation of your Consent Revocation Card to the Company or to the Dissident Group or by delivering to the Dissident Group a subsequently dated consent card.

DISSENTERS' RIGHT OF APPRAISAL

        Our stockholders are not entitled to appraisal rights in connection with the Knightspoint proposals or this Consent Revocation Statement.

PERSONS MAKING THE SOLICITATION

Participants

        Under applicable regulations of the SEC, each of our directors and certain of our executive officers may be deemed to be a "participant" in this solicitation of revocations of consent. Please refer to the sections entitled "The Board of Directors", "Security Ownership of Directors and Management" and "Certain Information Regarding Participants in this Consent Revocation Solicitation" for information about our directors and officers who may be deemed to be a participant. Except as described in this document, there are no agreements or understandings between the Company and any of its directors or executive officers relating to employment with the Company or any future transactions.

        Other than the executives described above, no general class of employee of the Company will be employed to solicit stockholders. However, in the course of their regular duties, employees may be asked to perform clerical or ministerial tasks in furtherance of this solicitation.

Methods

        We may solicit revocations of consent by mailing this Consent Revocation Statement and other materials to stockholders, issuing press releases, advertising in newspapers, contacting stockholders by telephone or in person, "webcasts" of conference calls and posting information on our internet website, http://www.cpicorp.com. In addition to the foregoing, our directors, officers and other employees may, without additional compensation, solicit revocations by mail, in person or by telephone or other forms of telecommunication.

Representatives

        We have retained Morrow & Co. at an estimated fee of $125,000 plus reasonable out-of-pocket expenses to assist in the solicitation of revocations. We will reimburse brokerage houses, banks, custodians and other nominees and fiduciaries for out-of-pocket expenses incurred in forwarding these consent revocation materials to, and obtaining instructions relating to such materials from, beneficial owners of our common stock. Morrow & Co. has advised us that approximately 35 of its employees will be involved in the solicitation of revocations by Morrow & Co. on our behalf.

Cost

        The cost of the solicitation of revocations of consent will be borne by the Company. We estimate that the total expenditures relating to this revocation solicitation including fees and expenses for advisors and attorneys fees, consent solicitors, printing, postage, filing expenses and other incidental costs (other than salaries and wages of officers and employees, but excluding costs of litigation related to the solicitation, should any arise), will be approximately $290,000, of which approximately $90,000 has been spent as of the date hereof.

PROFESSIONAL ADVISORS

        In July of 2003, we engaged A.G. Edwards & Sons, Inc. ("A.G. Edwards") to provide us with financial advice as part of our ongoing strategic review which included A.G. Edwards' comprehensive review of our business, operations, financial condition and prospects of our Company and a review of our financial plans and our consideration of certain strategic transactions. In October 2003, we expanded the mandate to broaden the scope of A.G. Edwards' review and include advice with respect to the feasibility and parameters of various strategic transactions to assist in understanding and responding to the Dissident Group's actions. In connection with their engagement, the Company has agreed to pay A.G. Edwards an initial engagement fee, a monthly advisory fee and an additional amount upon delivery of its report. CSFB has been our advisor for a number of years on various matters and, due to its long-standing relationship with the Company, was recently re-engaged to assist in evaluating and responding to the Dissident Group's activities as well as to provide analysis of our business, operations, financial condition and prospects; review of our financial plans; analysis of our strategic plans and business alternatives; and other strategic and financial planning services. The Company has agreed to pay CSFB an initial engagement fee and a monthly financial advisory fee for the services described above. The Company has also agreed to reimburse A.G. Edwards and CSFB for their reasonable expenses, including the reasonable fees and expenses of their legal counsel, resulting from or arising out of their engagement, and to indemnify A.G. Edwards and CSFB and their respective affiliates, directors, officers, agents and employees against certain liabilities and expenses arising out of their engagement. In addition, each of A.G. Edwards and CSFB has, in the past, provided financial services to the Company, for which services it has received customary compensation.

        In the second quarter of 2003, we engaged the consulting services of Deloitte on a contingency-fee basis to assist us in identifying and realizing meaningful cost-reduction initiatives. Pursuant to the authorization and direction of the Compensation Committee of your Board of Directors, the engagement of compensation consultants has been authorized. Neither Deloitte nor any such compensation consultant will be advising or assisting us in connection with this solicitation of revocations of consents.

THE BOARD OF DIRECTORS

        Our Restated By-laws provide that the number of directors constituting the full Board of Directors shall be not more than nine. Each of the current members of the Board of Directors was duly elected in an uncontested election by more than 98% vote of the stockholders who voted at our most recent annual meeting, on June 5, 2003, with the exception of Ms. Otero-Smart. Ms. Otero-Smart was elected on August 14, 2003 by the unanimous vote of the then-sitting members of your Board of Directors to fill a vacancy on your Board of Directors. All of the directors were elected to serve until our next annual meeting. The names of the current members of your Board of Directors and certain information about them are set forth below:

Name	Director Since	Principal Occupation	Principal Business Address	Age
Edmond S. Abrain	2002	President, ESA, Inc.	ESA Inc., 4644 Sherman Mayville Road, Sherman, NY 14781	64
James R. Clifford	2002	Former President and Chief Operating Officer, Sears, Roebuck and Co. Full Line Stores (Retired)	1706 Washington Avenue, St. Louis, MO 63103	58
Joanne Sawhill Griffin	2002	Vice President of Administration/Corporate Vice President, Enterprise Rent-A-Car	Enterprise Rent-A-Car, 600 Corporate Park Drive, St. Louis, MO 63105	53
Lee M. Liberman	1982	Chairman Emeritus of the Board of Directors of Laclede Gas Company	20 South Central Avenue, Suite 305, St. Louis, MO 63106	82
Ingrid Otero-Smart	2003	President and Chief Operating Officer of Mendoza Dillon & Asociados	Mendoza Dillon & Asociados, 7535 Irvine Center Dr., Irvine, CA 92618	44
J. David Pierson	2001	Chairman of the Board, Chief Executive Officer and President of the Company	1706 Washington Avenue, St. Louis, MO 63103	58
Nicholas L. Reding	1992	Chairman of the Board of the Nidus Center for Scientific Enterprise	1706 Washington Avenue, St. Louis, MO 63103	69
Martin Sneider	1994	Adjunct Professor of Retailing at Washington University of St. Louis, Missouri	Race Rock International, 8000 Maryland Avenue, Suite 375, St. Louis, MO 63105	61

Virginia V. Weldon	2002	Former Senior Vice President for Public Policy, Monsanto Company, St. Louis, Missouri (Retired); Chairman of the St. Louis Symphony Orchestra	1706 Washington Avenue, St. Louis, MO 63103	68

        Edmond S. Abrain is President of ESA, Inc., a consulting firm based in Sherman, New York. From 1997 until July 2002, he was President of the Titleist and Cobra Divisions of the Acushnet Company, a manufacturer of golf equipment, golf balls and golf accessories located in Fairhaven, Massachusetts. In the preceding twelve years, Mr. Abrain served as President and Chief Operating Officer of each of the following organizations: Aldila Corporation; Powerbilt Golf Division; Wilson Sporting Goods, Inc., Golf Division and Vermont Castings. Prior to 1985, Mr. Abrain held other executive positions in marketing and operations and served as Vice President of Finance and Treasurer of Kleistone Rubber Company. Mr. Abrain is a member of the Audit Committee and the Compensation Committee.

        James R. Clifford served as President and Chief Operating Officer of Sears, Roebuck and Co. Full Line Stores, a general merchandise retailer in Chicago, Illinois, from 1998 until his retirement in August 2001, and as President, Chief Operating Officer and Director of Sears Canada from 1993 to 1998. Prior to joining Sears, Mr. Clifford was Executive Vice President, Chief Financial and Administrative Officer for Gottschalks Inc.; Senior Vice President, Chief Financial and Administrative Officer and Director of Russ Togs, Inc.; Executive Vice President Administration of Saks Fifth Avenue; and Vice President Strategic Planning and Vice President/Treasurer of Batus, Inc. Mr. Clifford chairs the Audit Committee and is a member of the Finance and Investment Committee.

        Joanne Sawhill Griffin is Vice President of Administration/Corporate Vice President of Enterprise-Rent-A-Car, a St. Louis, Missouri-based company which is engaged in automobile leasing, car rental and related services. She has held this position since 1995. Ms. Griffin joined Enterprise, the largest car rental company in North America, in 1990. Ms. Griffin has also held executive positions in finance, marketing systems and sales with Xerox Corporation. Prior to joining Xerox in 1979, she held various merchandising positions with Associated Dry Goods. She is also a Director of BJC Health System. Ms. Griffin serves on the Compensation Committee and the Nominating and Governance Committee.

        Lee M. Liberman is Chairman Emeritus of Laclede Gas Company, a St. Louis, Missouri, public utility, where he served as Chairman of the Board from 1976 until his retirement in 1993. He was also Chief Executive Officer of Laclede Gas from 1976 until 1991. Mr. Liberman is a director of Furniture Brands, Inc. and DT Industries. He chairs the Company's Compensation Committee and serves on the Audit Committee.

        Ingrid Otero-Smart is President and Chief Operating Officer of Mendoza Dillon & Asociados, a Los Angeles-based Hispanic marketing firm, which she joined in 1987. She began her career with McCann-Erickson in Puerto Rico. In her agency career, Ms. Smart has served many prominent retailers and consumer product manufacturers. Ms. Smart is also Immediate Past President and a Director of the Association of Hispanic Advertising Agencies and is active in the Advertising Education Foundation Ambassador Program as well as the Board of Advisors of the Center for Integrated Marketing at San Diego State University. Her many honors include being named to Hispanic Business Magazine's 100 Most Influential Hispanics in 1999 and 2000 and being selected as a finalist for the 2000, 2001, and 2002 Hispanic Advertising Executive of the Year Award. Ms. Smart is a member of the Finance and Investment Committee and the Nominating and Governance Committee.

        J. David Pierson joined the Company in March, 2001, as Chairman and Chief Executive Officer and became President of the Company in February, 2002. He served as President of Cole Licensed Brands, a division of Cole National Corporation ("Cole"), from 1996 until he resigned to join the Company. He joined Cole in 1988 as Vice President, Operations and was subsequently promoted to Executive Vice President, Operations and Manufacturing and later to General Manager for Cole. Cole manufactures and sells eyeglasses as well as contact lenses and related services. Prior to joining Cole, Mr. Pierson was an executive with leading retailers, including Federated Department Stores and Target Stores. He is a member of the Board of Directors of International Multifoods Corp.

        Nicholas L. Reding is Chairman of the Board of Directors of the Nidus Center for Scientific Enterprise, a business incubator in St. Louis, Missouri, that focuses on plant science and biotechnology. He is also Chairman of the Keystone Center in Keystone, Colorado, an organization that uses scientific reasoning, analytical frameworks and alternative dispute resolution techniques to help citizens from all over the world work together toward building consensus and sustainable policies. From 1992 until his retirement in 1998, Mr. Reding served as Vice Chairman of the Board of Monsanto Company, a St. Louis, Missouri, manufacturer of agricultural and food products sold worldwide. Prior to that time, he served as Executive Vice President of Monsanto, with responsibility for environment, safety, health and manufacturing operations and as President of Monsanto Agricultural Company, an operating unit of Monsanto Company. Mr. Reding also serves as a director of International Multifoods Corp. and Meredith Corp. He is Chair of the Nominating and Governance Committee and a member of the Compensation Committee.

        Martin Sneider is an Adjunct Professor of Retailing at Washington University of St. Louis, Missouri. From 1987 until 1995, Mr. Sneider served as President of Edison Brothers Stores, Inc., a St. Louis, Missouri-based company that operated numerous specialty retail chains nationwide. He currently serves as a member of the Board of Trustees of St. Louis Children's Hospital. Mr. Sneider chairs the Company's Finance and Investment Committee and serves as a member of the Audit Committee.

        Dr. Virginia V. Weldon was Senior Vice President of Public Policy for the Monsanto Company in St. Louis, Missouri, from 1989 until 1998. After her retirement from Monsanto, she served as the Director of the Center for the Study of American Business at Washington University for one year. Since 2000, Dr. Weldon has served as Chairman of the Board of the St. Louis Symphony Orchestra. Prior to joining Monsanto, Dr. Weldon was Deputy Vice Chancellor for Medical Affairs at Washington University School of Medicine and a professor of pediatrics. She also served as Vice President of the Washington University Medical Center. Dr. Weldon serves as a trustee of the California Institute of Technology. She is a member of the Company's Finance and Investment Committee and the Nominating and Governance Committee.

EXECUTIVE OFFICERS

        Following is a list of the members of the Company's Executive Committee of Officers, together with their respective ages and the positions in which they have served the Company. The principal business address of each such person is: c/o CPI Corp., 1706 Washington Avenue, St. Louis, Missouri 63103.

J. David Pierson (58)	Chairman of the Board, Chief Executive Officer and President of the Company. Mr. Pierson joined the Company in March, 2001, as Chairman and Chief Executive Officer. He was elected President of the Company in February, 2002. From 1996 until his resignation in 2001, Mr. Pierson served as President of Cole Licensed Brands, a division of Cole National Corporation ("Cole"). He joined Cole in 1988 as Vice President, Operations and was subsequently promoted to Executive Vice President, Operations and Manufacturing, and General Manager.

John M. Krings (55)
Vice President of the Company; President, Portrait Studio Division. Mr. Krings joined the Company in October, 2001, as Senior Executive Vice President, Operations and was promoted to President of the Portrait Studio Division and elected Vice President of the Company in 2002. From 1993 to 2001, he held executive positions with Sears, Roebuck and Co., including Vice President and General Manager of Licensed Business; Vice President, Human Resources; and Vice President and General Manager, Product Services.
Gary W. Douglass (53)
Executive Vice President, Finance/Chief Financial Officer and Treasurer of the Company. Mr. Douglass joined the Company in his current position in April, 2002. From 1998 through 2001, he was Senior Vice President, Finance and Administration/Chief Financial Officer for DTI Holdings, a wholesale provider of voice and data transmission services based in St. Louis, Missouri. Mr. Douglass served as Executive Vice President/Chief Financial Officer of Roosevelt Financial Group and Roosevelt Bank in St. Louis, Missouri, from 1995 to 1997. He also held a broad range of management positions during his twenty-three year tenure with the St. Louis, Missouri, office of the international firm of Deloitte & Touche, LLP, including Partner-in-Charge of Accounting and Auditing Services.
Jane E. Nelson (53)
Secretary of the Company and General Counsel. Ms. Nelson joined the Company in 1988 as Assistant General Counsel and subsequently served as Associate General Counsel and Assistant Secretary. She was promoted to her current position in 1993.
Peggy Deal (53)
Executive Vice President, Field Operations for the Portrait Studio Division. Before joining the Company in October, 2002, Ms. Deal held several leadership positions during her twenty-nine year tenure with Cole National Corporation, including Senior Vice President of company-owned and franchised stores (domestic and international) across multiple store chains such as Pearle Vision, Sears Optical, Target Optical and BJ's Wholesale Club Optical. She also served as the Vice President of Merchandising, Store Planning and Real Estate, Professional Services and Customer Service for Cole.
Thomas P. Gallahue (53)
Executive Vice President of Studio Development and Operations. Prior to joining the Company in April, 2002, Mr. Gallahue enjoyed a thirty-year career with Sears, Roebuck and Co. where he held various executive positions, including Store Manager, Regional Product Service Manager, Director of Sales Development for Home Appliances and District General Manager.
Stephen A. Glickman (59)
Executive Vice President, Every Day Expressions/Mexico. Mr. Glickman served as Executive Vice President, Marketing, Portrait Studio Division from 2002 until November, 2003, when he was promoted to his current position. Prior to that, he was Vice President, Marketing from June 1994 to 2002. He joined the Company in 1981 as Vice President, Operations, Home Services Division. He served as Assistant to the President from 1985 to 1989, and Executive Vice President of the Portrait Studio Division from 1989 to 1994.

Carol Perry (44)
Vice President, Marketing. Ms. Perry joined the Company in January 2003 and was appointed to the Executive Committee in November 2003. Prior to joining the Company, Ms. Perry held the position of Director of Advertising for SBC Communications from 1997 through 2002. Before that she was with Simmons-Durham and Gardner Advertising.
Fran Scheper (58)*
Executive Vice President, Human Resources. Ms. Scheper joined the Company in 1967 as a Personnel Assistant and was subsequently promoted to Assistant Personnel Director and Vice President, Human Resources. She was appointed to her current position in 1992.*
Jeffrey S. Sexton (34)
Executive Vice President, Chief Information Officer. Mr. Sexton joined the Company in 2002, first serving six months as Interim Chief Information Officer. Prior to joining the Company, Mr. Sexton was a Principal with Sexton Group LLC where he provided management consulting services. From 1999 to 2001, he was President and Chief Operating Officer of EpicEdge, Inc., a professional services firm that provides technology-based business solutions to multi-national companies, and from 1996 to 1999 he was Managing Partner and President of COAD Solutions, a management and technical consulting firm. Mr. Sexton began his career in 1990 at Electronic Data Systems as a Systems Engineer and has held various technology and business leadership positions at both emerging and established corporations.
Richard Tarpley (57)
Executive Vice President, Manufacturing. Mr. Tarpley joined the Company in 1970 as Cost Control Supervisor and was subsequently promoted to various positions in manufacturing, including Vice President, Lab Operations in 1984. He served in that position until he was promoted to his current position in 1995.

*
Ms. Scheper will be retiring from CPI effective at the end of the current fiscal year.

CUMULATIVE VOTING RIGHTS

        Our stockholders are not entitled to cumulative voting rights in connection with the Knightspoint proposals or this Consent Revocation Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        To the Company's best knowledge, the following table sets forth beneficial owners of more than five percent (5%) of our common stock as of their respective reporting dates.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Van Den Berg Management 1301 Capital of Texas Hwy, Suite B-228 Austin, Texas 78746	1,586,780	(1)	19.7%
NewSouth Capital Management, Inc. 1100 Ridgeway Loop Road, Suite 444 Memphis, Tennessee 38120	955,468	(2)	11.8%
Knightspoint 787 Seventh Avenue 9th Floor New York, New York 10019	702,321	(3)	8.7%
DePrince, Race & Zollo, Inc. 201 S. Orange Ave., Suite 850 Orlando, Florida 32801	645,135	(4)	8.0%
First Manhattan Co. 437 Madison Avenue New York, New York 10022	455,500	(5)	5.6%
Barclays Bank PLC 45 Fremont Street San Francisco, California 94105	446,855	(6)	5.5%

1.
As reported on Amendment No. 23 to its Schedule 13G, filed January 13, 2004, Van Den Berg Management ("Van Den Berg"), an Investment Advisor registered under Section 203 of the Investment Advisors Act of 1940, beneficially owned 1,586,780 shares or approximately 19.7% of the shares outstanding as of that date. Van Den Berg has sole voting and sole dispositive power with respect to 41,343 shares and shared voting and shared dispositive power with respect to 1,545,437 shares.

2.
As reported on Amendment No. 10 to its Schedule 13G, dated January 10, 2003, NewSouth Capital Management, Inc. ("NewSouth"), an Investment Advisor registered under Section 203 of the Investment Advisors Act of 1940, was the owner of 955,468 shares as of December 31, 2002, representing approximately 11.90% of the total shares outstanding on that date. NewSouth has sole voting power for 751,168 shares and sole dispositive power for 955,468 shares. It has no shared voting or shared dispositive power.

3.
As reported on its definitive consent solicitation statement on Schedule 14A, filed January 23, 2004, Knightspoint's group ownership consisted of 102,321 shares owned by Knightspoint Partners I, L.P., 216,000 shares owned by Ramius Securities, LLC, 192,000 shares owned by RCG Ambrose Master Fund, Ltd. and 192,000 shares owned by Ramius Master Fund, Ltd. Each of Mr. Koeneke and Mr. Meyer has shared voting and dispositive power with respect to the 102,321 shares owned by Knightspoint Partners I, L.P. Mr. Mitchell has voting and investment power with respect to the 216,000 shares owned by Ramius Securities, LLC, the 192,000 shares owned by RCG Ambrose Master Fund, Ltd. and the 192,000 shares owned by Ramius Master Fund, Ltd.

4.
As reported on its Schedule 13G, dated February 4, 2004, DePrince, Race & Zollo, Inc. ("DePrince"), an Investment Advisor registered under Section 203 of the Investment Advisors Act of 1940, beneficially owned 645,135 shares, or approximately 8.0% of the total outstanding shares on that date. DePrince has sole voting and sole dispositive power with respect to all 915,035 shares.

5.
As reported on Amendment No. 2 to its Schedule 13G, filed February 13, 2003, First Manhattan Co. ("First Manhattan"), an Investment Advisor registered under Section 203 of the Investment Advisors Act of 1940, beneficially owned 455,500 shares, or approximately 5.60% of the total outstanding shares, including 94,000 shares owned by family members of Senior Managing Directors of First Manhattan, which were reported for informational purposes. First Manhattan disclaims dispositive power as to 84,000 of such shares and beneficial ownership as to 10,000 shares. It has sole voting and sole dispositive power with respect to 361,500 shares and shared voting and shared dispositive power with respect to 94,000 shares.

6.
As reported on Schedule 13G, dated February 12, 2003, Barclays Global Investors, NA. and Barclays Global Fund Advisors, both of which are subsidiaries of Barclays Bank PLC, a bank as defined under Section 3(a)(6) of the Securities and Exchange Act of 1934, beneficially owned an aggregate of 446,855 shares, or approximately 5.56% of the total outstanding shares on that date. Barclays Global Investors has sole voting and sole dispositive power with respect to 327,918 shares constituting 4.08% of outstanding shares. Barclays Global Fund Advisors has sole voting and sole dispositive power with respect to 118,937 shares, constituting 1.48% of outstanding shares. All shares are held in trust for the benefit of the beneficiaries of the trust accounts.

SECURITY OWNERSHIP OF MANAGEMENT

        Information is set forth below regarding beneficial ownership of our common stock as of November 24, 2003, by (i) each director; (ii) each executive officer named in the Summary Compensation Table on page 29; and (iii) all directors and executive officers as a group. Except as otherwise noted, each person has sole voting and investment power as to his or her shares.

			Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Beneficially Owned Shares		Phantom Stock Rights(c)	Percent of Class
Edmond S. Abrain	0		800	*
James R. Clifford	500		800	*
Gary W. Douglass	8,000	(a)	0	*
Joanne S. Griffin	2,000		800	*
Timothy A. Hufker	7,000	(a)(b)	0	*
John M. Krings	27,756	(a)(b)	0	*
Lee M. Liberman	400		0	*
Ingrid Otero-Smart	0		0	*
J. David Pierson	51,500	(a)	0	*
Nicholas L. Reding	1,209		4,800	*
Fran Scheper	11,645	(a)(b)	0	*
Martin Sneider	500		4,400	*
Richard Tarpley	12,940	(a)(b)(e)	0	*
Virginia V. Weldon	500		800	*
19 Directors and Executive Officers as a group	151,393	(b)(c)(d)(e)	12,400	2.0%

*
Percentage does not exceed one percent (1%).

a.
Includes the following shares which such persons have the right to acquire within 60 days after April 24, 2003, upon the exercise of employee stock options: Mr. Douglass, 5,000; Mr. Hufker, 6,124; Mr. Krings, 25,000; Mr. Pierson, 50,000; Ms. Scheper, 10,191; Mr. Tarpley, 10,191; and directors and executive officers as a group. The exercise prices for all options exercisable within 60 days range from $14.37 to $21.125. Market Value as of April 24, 2003, was $13.26.

b.
Includes 876 shares for Mr. Hufker, 256 shares for Mr. Krings, 1,203 shares for Ms. Scheper, 533 shares for Mr. Tarpley and 4,506 shares for executive officers as a group, all held under the CPI Corp. Employees' Profit Sharing Plan and Trust. The executives have neither voting power nor investment power with respect to these shares.

c.
Phantom Stock Rights, which on the date of award are based on value of common stock. See page 32 for further explanation of Phantom Stock Rights.

d.
Excludes Growth Units for Deferred Compensation, which are based on book value as follows: Mr. Liberman, 79,846 Growth Units and Mr. Reding, 16,562 Growth Units. See page 32 for further explanation of Growth Units.

e.
Includes 941 shares beneficially owned by Mr. Tarpley's wife, as to which he has neither voting nor investment power.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        In December, 2002, we announced that we were in the process of transferring certain technology development activities, previously performed by our subsidiary Centrics Technology, Inc., back into our internal information technology department and that we would no longer offer consulting services and software development to third parties. We also stated that we were engaged in negotiations to sell the stock of Centrics Technology, Inc. to Centrics' management. Those negotiations subsequently ended without agreement, and we reintegrated the software development activities related to our portrait studios in mid-January, 2003.

        On January 21, 2003, we executed a Master Services Agreement for software development services with Centrics, LLC, a company formed by the prior management of Centrics Technology, Inc., including Timothy A. Hufker, who had served as President of Centrics Technology, Inc., and who was a Senior Executive Vice President of the Company until January 17, 2003. The Master Services Agreement has a term of one year and provides for Centrics, LLC's performance of services pursuant to individual statements of work agreed to by the parties from time to time. Under the initial statement of work, we contracted for services to be provided by employees of Centrics, LLC for a period of 13 weeks. The Company paid a retainer of $30,000 against services to be performed under the initial statement of work. Through February 1, 2003, our payments under the Master Services Agreement totaled approximately $75,000. Further payments will occur during our current fiscal year.

        Centrics, LLC also subleased on a month-to-month basis a portion of the leased space previously occupied by Centrics Technology, Inc. Either party may terminate the sublease upon 30 days' prior notice. We retained a real estate broker to seek one or more subtenants for the entire space leased by Centrics Technology, Inc. at the same rates paid by Centrics, LLC, but we have not attracted any other subtenants. Finally, we assigned the trademark "Centrics" to Centrics, LLC for nominal consideration.

BOARD AND COMMITTEE MEETINGS

        The Board of Directors has four committees: Audit; Compensation; Nominating and Governance; and Finance and Investment. The Audit Committee's members are Messrs. Clifford (Chairman), Abrain, Liberman and Sneider. All of the members of the Audit Committee are independent. Mr. Clifford is the financial expert required by the Securities and Exchange Act and stock exchange rules. The Committee held five meetings during the last fiscal year.

        The Audit Committee reviews annual and quarterly financial statements of the Company, selects and supervises the Company's independent auditors and defines their scope of work. The Committee also evaluates recommendations of the auditors, recommends areas of review to the Company's management, and reviews and evaluates the Company's accounting policies, reporting practices, and internal controls.

        The Compensation Committee's members are Messrs. Liberman (Chairman), Abrain and Reding and Ms. Griffin. The Committee held two meetings during the last fiscal year and acted by unanimous consent on seven occasions. The Compensation Committee reviews annually the performance of principal officers, establishes annual salaries and incentives for principal officers and reviews periodically the Company's compensation and benefit plans. The Compensation Committee also serves as the Stock Option Committee under the Company's 1991 Stock Option Plan and the Voluntary Stock Option Plan and as the governing committee for the Restricted Stock Plan.

        The Nominating and Governance Committee, whose members are Mr. Reding (Chairman), Ms. Griffin and Dr. Weldon, held two meetings during fiscal year 2002. The Committee is charged with nominating qualified members for the Company's Board of Directors and monitoring developments in governance of publicly held companies.

        The Nominating and Governance Committee will consider nominees recommended by stockholders. Any stockholder who desires to recommend a prospective nominee should forward the name, address and telephone number of such prospective nominee, together with a description of the nominee's qualifications and relevant business and personal experience, to the Company's Secretary.

        Messrs. Sneider (Chairman) and Clifford and Dr. Weldon serve on the Company's Finance and Investment Committee. The Committee met four times in fiscal year 2002 to review investment policy, investment performance, dividend policy and financing plans. The Committee also makes recommendations to management as necessary to ensure sound management of the Company's assets and its ability to meet employee plan obligations.

        During the fiscal year ended February 1, 2003 ("fiscal year 2002"), your Board of Directors met ten times and acted by unanimous written consent on seven occasions. All directors attended more than 75% of all Board and Committee meetings they were eligible to attend. During fiscal year 2002, the Board revised all Committee Charters and the Company's Code of Business Conduct and Ethics.

COMPENSATION OF DIRECTORS

        In fiscal year 2002, each director who is not an officer of the Company received a retainer of $20,000, plus $1,000 for each Board and Committee meeting he or she attended. The Chair of each Board Committee received an additional retainer of $2,500. Effective April 2, 2003, each director receives $1,200 per meeting and the Chair receives an additional $3,000. Mr. Pierson received no retainer or other compensation for service as a director because he is an officer of the Company.

        Non-management Directors may defer receipt of retainers and meeting fees under the provisions of the CPI Compensation and Retirement Plan for Non-management Directors (the "Directors' Plan"). The Directors' Plan has compensation deferral and phantom stock components. Under the deferral provisions, a participating director must irrevocably elect before the beginning of a fiscal year to defer up to all (but not less than $5,000) of his or her retainer and fees for the ensuing fiscal year, select a deferral period of not less than three years and elect to receive the deferred amount in a lump sum or in a specified number of installments, not to exceed ten. All deferred amounts are payable in cash. The Directors' Plan is administered by a committee composed of the Chairman and Chief Executive Officer, the Chief Financial Officer and the General Counsel of the Company.

        Like the Company's deferred compensation plan for executives, compensation deferred by Directors is converted to growth units (based on book value) at the end of the year. Non-dividend

Growth Units are added to each deferral account annually to adjust for the effects of stock repurchases and other adjustments to equity.

        Each Non-management Director receives 800 Phantom Stock Rights upon completion of each year of service. The value of each Phantom Stock Right as of the date of award is the fair market value of one share of common stock on the preceding date. The value at maturity is equal to the average fair market value of the Company's common stock for the six-month period immediately preceding maturity. The Phantom Stock Rights mature on the earliest of the director's (i) death, (ii) total and permanent disability, (iii) reaching age 65 if the participant is no longer a director, (iv) resignation or retirement from the Board or any other termination of Board service after age 65, (v) reaching age 70 (but in no event in the case of (iii) and (v) less than six months after the date of the award) or (vi) a change of control. Before the maturity of his or her Phantom Stock Rights, a participant must irrevocably elect to receive a lump sum payment or to defer payment of all or part of the amount pursuant to the deferred compensation component of the plan described above. Payments are made in cash. As of June, 2003, Messrs. Abrain, Liberman, Reding and Sneider, Ms. Griffin and Dr. Weldon were each awarded 800 Phantom Stock Rights for one year of Board service completed on the day prior to their re-election at our 2003 Annual Meeting. Mr. Clifford received 800 Phantom Stock Rights upon his completion of one year of service as of July 31, 2003. In accordance with the Directors' Plan the Phantom Stock Rights awarded to Mr. Liberman in June 2003 matured six months after the date of award at the six-month average for a share of common stock, or $18.45 per Right.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

        Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires each of our directors and officers to file with the SEC an initial report of his or her beneficial ownership of our equity securities and subsequent reports of changes in ownership. To the best of our knowledge, based upon a review of Forms 3, 4, and 5, all executives and directors required to comply with the requirements of Section 16(a) of the Exchange Act made timely filings except as described herein. Stephen A. Glickman, Executive Vice President, Marketing/Advertising was appointed to the Company's Executive Committee in February, 2002. Through a clerical error, his initial statement of ownership was filed late. We are not aware of any other late filings or of any failure to file a required form.

COMPENSATION OF EXECUTIVE OFFICERS

        The following table sets forth the compensation of the named executive officers for each of the last three years:

SUMMARY COMPENSATION TABLE

						Long-Term Compensation
	Annual Compensation
						Other Annual Compensation (e) ($)		Restricted Stock Awards (f) ($)		Securities Underlying Options/SARs (g) (#)
Name & Principal Position (a)	Year (b)	(1) Salary (c) ($)		Bonus (d) ($)								All Other Compensation (h) ($)
J. David Pierson, Chairman and Chief Executive Officer and President	2002 2001	525,000 434,690	(2)	208,611 300,000	(3)	0 25,018	(5)	0 0		0 100,000	(7)	84 238	(10) (10)
John M. Krings, Vice President, President—Portrait Studio Division	2002 2001	350,000 112,500	(2)	115,895 100,000	(4)	28,378 1,707	(5) (5)	0 35,925	(6)	0 50,000	(7)	3,358 70	(11) (10)
Timothy A. Hufker, Senior Executive Vice President and President, Centrics Technology, Inc.	2002 2001 2000	239,520 230,000 200,000	(2)	77,815 0 85,000		0 0 0		0 0 0		0 50,000 1,956	(8) (9)	322,449 1,176 1,608	(12) (13) (14)
Gary W. Douglass, Executive Vice President—Finance/Chief Financial Officer	2002	198,462	(2)	63,577		0		0		20,000	(7)	504	(10)
Fran Scheper, Executive Vice President—Human Resources	2002 2001 2000	200,000 196,000 188,000		52,981 25,000 100,000		0 0 0		0 0 0		0 0 1,893	(9)	4,083 323 1,442	(11) (10) (14)
Richard L. Tarpley, Executive Vice President, Manufacturing	2002 2001 2000	200,000 196,000 188,000		39,735 100,000		0 0 0		0 0 0		0 0 1,893	(9)	3,259 1,216 658	(11) (13) (14)

1.
Annual Base Salary amounts earned for the respective fiscal year, even if deferred under the Company's Deferred Compensation and Stock Appreciation Rights Plan approved by stockholders in 1992.

2.
Actually paid for period of year served. Mr. Pierson joined the Company in March, 2001, Mr. Krings in October, 2001, and Mr. Douglass in April, 2002. Mr. Hufker resigned in January, 2003.

3.
Signing bonus of $100,000 awarded upon joining the Company and guaranteed first year bonus of $200,000.

4.
Signing bonus of $50,000 awarded upon joining the Company and guaranteed first year bonus of $50,000.

5.
Represents tax gross-up for reimbursement of moving expenses.

6.
Value of 2,500 shares awarded upon commencement of service at the then-current market price of $14.37/share. Shares vest in equal increments over three years. Dividends are paid on restricted shares. As of the end of fiscal year 2002, Mr. Krings held 1,667 shares of unvested restricted stock with a market value of $13.99 per share and a total value of $23,321. The value of the portion of the original award that vested in fiscal year 2002 (833 shares) was $11,654 at the end of fiscal year 2002.

7.
Options awarded upon commencement of service.

8.
Options awarded upon promotion and forfeited upon resignation in January, 2003.

9.
Options awarded on February 3, 2001, for 2000 performance under an annual option bonus program for key executives adopted in 1992.

10.
Life insurance premiums.

11.
Life insurance premium of $84 for Mr. Krings, $336 for Ms. Scheper and $420 for Mr. Tarpley plus employer contribution of stock to the Company's profit sharing (401(k)) plan as follows: $3,274 for Mr. Krings, $3,747 for Ms. Scheper, and $2,839 for Mr. Tarpley.

12.
Life insurance premium of $504; employer contribution of stock to the Company's profit sharing (401(k)) plan in the amount of $5,359; plus $316,586 paid under Resignation and Release Agreement, including $182,046 in settlement of supplemental retirement benefits to which Mr. Hufker was entitled under his Employment Agreement.

13.
Life insurance premiums of $504 for Mr. Hufker and $407 for Mr. Tarpley plus employer contribution to the Company's profit sharing (401(k)) plan in the amount of $672 for Mr. Hufker and $809 for Mr. Tarpley.

14.
Life insurance premiums of $610 for Mr. Hufker, $444 for Ms. Scheper and $570 for Mr. Tarpley plus employer contribution of stock to the Company's profit sharing (401(k)) plan in the amount of $998 for Mr. Hufker, $998 for Ms. Scheper and $88 for Mr. Tarpley.

Options/SAR Grants in Last Fiscal Year

        The following table sets forth information concerning stock option grants made in the last fiscal year to the individuals named in the Summary Compensation Table:

Individual Grants

			% of Total Options Granted to Employees in Fiscal Year (c)				Potential Realized Value Assumed Annual Rate of Stock Appreciation for Option Term
	Options Granted (#) (b)			Exercise or Base Price ($/Shares) (d)
Name (a)						Expiration Date (e)	5%(4) ($) (g)		10%(4) ($) (h)
J. David Pierson	0		0%	$0		n/a	n/a		n/a
John M. Krings	0		0%	$0		n/a	n/a		n/a
Timothy A. Hufker	0		0%	n/a		n/a	n/a		n/a
Gary W. Douglass	20,000	(1)	14.9%	$16.50		4/8/2010	$157,560		$377,384
Fran Scheper	0		0%	n/a		n/a	n/a		n/a
Richard L. Tarpley	0		0%	n/a		n/a	n/a		n/a
All Stockholders	n/a		n/a	n/a		n/a	$52,806,051	(3)	$126,484,178	(3)
All Optionees	133,954		100%	$13.74	(2)	4/2010- 11/2010	$878,770		$2,104,807
Gain for all Optionees as % of All Stockholder Gain	n/a		n/a	n/a		n/a	1.66%		1.66%

1.
Options granted upon commencement of employment. Options vest in 25% increments commencing one (1) year from date of grant and expire eight (8) years from grant date.

2.
Weighted average exercise price for all options granted.

3.
Gain for all stockholders was determined based on (a) the 8,049,703 shares outstanding as of the end of fiscal year 2002 (February 1, 2003); (b) an average per share exercise price of $13.74; and (c) an eight (8) year term, the term of the majority of the options.

4.
Pre-tax gain. The amounts shown for 5% and 10% appreciation are projections required by SEC rules and are not intended to forecast possible future appreciation, if any, of the stock price of the Company. The Company did not use an alternative formula for a grant date valuation because the Company is not aware of any formula that will determine with reasonable accuracy a present value based on future unknown factors. The market price used for calculating potential realizable value for options awarded to the named executives is the average of the closing prices listed on the last business day preceding award. The calculation is also based on a term of eight (8) years.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

        The following table sets forth information concerning option and SAR exercises in the last fiscal year, and options and SARs remaining unexercised at February 1, 2003, by the individuals named in the Summary Compensation Table:

Name (a)	(1) Shares Acquired On Exercise of Option/# of Securities Underlying SARs (b)	Value Realized ($) (c)	Number of Unexercised Options/SARs at Fiscal Year-End (#) Exercisable/ Unexercisable (d)	Value of Unexercised In- The-Money Options/SARs at Fiscal Year-End ($) Exercisable/ Unexercisable (e)
J. David Pierson	0/0	$0/$0	25,000/75,000	$0/$0
John M. Krings	0/0	$0/$0	12,500/37,500	$0/$0
Timothy A. Hufker	0/0	$0/$0	6,124/0	$0/$0
Gary W. Douglass	0/0	$0/$0	0/20,000	$0/$0
Fran Scheper	0/0	$0/$0	6,891/5,139	$0/$0
Richard L. Tarpley	0/0	$0/$0	6,891/5,139	$0/$0

1.
There were no outstanding SARs in fiscal year 2002.

2.
Exercisable options carry an exercise price from $14.37 to $25.94. As of fiscal year end, market value was $13.99.

Retirement Plan

        The following table shows the estimated annual pension benefit payable to a covered participant at normal retirement age (65) under the Company's qualified Retirement Plan and Trust.

PENSION PLAN TABLE
YEARS OF SERVICE

Remuneration	10	15	20	25	30	35	40
$25,000	$2,500	$3,750	$5,000	$6,250	$7,500	$8,750	$10,000
$50,000	$5,000	$7,500	$10,000	$12,500	$15,000	$17,500	$20,000
$75,000	$7,500	$11,250	$15,000	$18,750	$22,500	$26,250	$30,000
$100,000	$10,000	$15,000	$20,000	$25,000	$30,000	$35,000	$40,000
$125,000	$10,500	$15,750	$21,000	$26,250	$31,500	$36,750	$42,000
$150,000	$11,000	$16,500	$22,000	$27,500	$33,000	$38,500	$44,000
$175,000	$11,500	$17,250	$23,000	$28,750	$34,500	$40,250	$46,000
$200,000	$12,000	$18,000	$24,000	$30,000	$36,000	$42,000	$48,000

(All dollar amounts in the above chart are annualized.)

        We maintain a defined benefit Retirement Plan (the "Plan") for all our qualifying employees. As of the end of the 2002 fiscal year, the years of credited service for purposes of computing retirement benefits under the Plan for the named executives are as follows: Mr. Pierson—2, Mr. Hufker—15, Mr. Krings—1, Mr. Douglass—0, Ms. Scheper—36, and Mr. Tarpley—33.

        The Plan entitles a participant to a normal monthly retirement benefit upon retirement at or after age 65 equal to 1% of average monthly gross earnings (including base salary and bonus) from and after January 1, 1998, multiplied by the number of years of the participant's service. Until 2002, the maximum annual compensation recognized in computing benefits was $100,000. Commencing with 2002, the maximum annual compensation recognized in computing benefits increased to $200,000, as adjusted by the Internal Revenue Service for cost-of-living increases in future years.

        In lieu of a monthly retirement benefit, a participant may elect to convert to a contingent annuitant option (which provides retirement benefits payable to the participant during his or her lifetime and to his or her beneficiary after the participant's death), or to an option for life annuity with a guaranteed number of monthly payments, payable first to the participant, with any remaining amounts payable to his or her beneficiary. The Plan provides for a reduced benefit for early retirement beginning at age 55. Benefits are fully vested after five years of service. We periodically make actuarially determined contributions to the Plan. No deductions are made for social security benefits.

        The named executive officers are also entitled to receive supplemental retirement benefits pursuant to their employment agreements, as discussed more fully below.

Employment Contracts, Termination of Employment and Change of Control Arrangements

        During fiscal year 2002, we employed the named executives under employment agreements that establish base compensation, bonus and remuneration in the event of a Change of Control. In the event Mr. Pierson's employment is terminated (other than for Cause) prior to a Change of Control, the Company must continue to pay his base salary for two years. In order to ensure stability of the Company, the compensation committee of your Board of Directors resolved at a meeting on February 2, 2004 to amend Mr. Pierson's employment contract, effective immediately, to provide that if he stays with the Company for a period of twelve (12) months after a change of control, he may elect, within thirty (30) days after the first anniversary of such change of control, to resign his position and receive the full amount of his severance payment. Under the same circumstances, the Company is required to pay Mr. Krings and Mr. Douglass for one year and Ms. Scheper and Mr. Tarpley for six months. If the Company terminates the employment of any of the named executives other than for Cause after a Change of Control, the executive is entitled to receive a lump sum equal to two years' base compensation.

        An executive whose employment is not terminated after a Change of Control is entitled to continue in a comparable position. The executive's base salary cannot be reduced and, after a Change of Control, his or her bonus cannot be less than the highest bonus he or she received during any of the three completed fiscal years preceding the Change of Control. For any employment period following a Change of Control, the executive is also entitled to continue to participate in compensation plans and programs and benefit plans that are at least equivalent to those provided before the Change of Control. Upon a Change of Control, each executive becomes fully vested with regard to supplemental retirement benefits.

        Under their employment agreements, all of the named executive officers are entitled to receive supplemental retirement benefits that vest at the rate of 10% for each year of service. The maximum benefit is 40% of the highest base salary from and after fiscal year 1997, not to exceed $150,000 annually, for 20 years. These payments commence on the later of (i) age 65 or (ii) the date of retirement. Consistent with the treatment accorded other executives of the Company in recent years, the compensation committee of your Board of Directors resolved at a meeting on February 2, 2004 to amend Mr. Pierson's employment contract, effective immediately, to grant him the right to elect to receive the present value of his supplemental retirement benefits in a single lump sum upon termination of his employment, unless he is terminated for "Cause", as such term is defined in the agreement. The present value of the payment Mr. Pierson would receive if terminated today would be approximately $1.3 million. The Company's aggregate liability for these benefits will be offset in part by the proceeds of Company-owned life insurance policies, for which the Company is the named beneficiary. The Company made insurance premium payments in fiscal year 2002 of $110,599 for Mr. Pierson, $80,747 for Mr. Krings, $12,219 for Mr. Douglass, $13,301 for Mr. Tarpley, $22,430 for Mr. Hufker and $115,537 for Ms. Scheper.

        Beneficiaries of a named executive officer who dies prior to retirement receive death benefits under the same formula as applies to the supplemental retirement benefit. The benefits vest at the rate of 10% for each year of service up to maximum annual payments equal to 40% of the executive's highest base salary from and after 1997, not to exceed $150,000, for 20 years after the date of the executive's death. An officer who becomes disabled while actively employed is entitled to receive 40% of his or her highest base salary from and after 1997, not to exceed $150,000, until the earlier of (i) the date of his or her death or (ii) the date he or she attains age 65, at which time either the death benefit or the supplemental retirement benefit commences. The disability benefit also vests at the rate of 10% per year of service. The supplemental retirement and death benefits provided for under the employment contracts survive the term of employment, unless the executive is terminated for Cause (as defined in the agreement).

        Pursuant to a Settlement and Release Agreement, Mr. Hufker received $134,540, the present value of 30 weeks of base compensation and vacation and $182,046 in settlement of his supplemental retirement benefit. Mr. Hufker released the Company from any further obligations related to his employment. Options previously granted to Mr. Hufker that were vested as of his last day of employment will expire on the earlier of their original expiration date or two years after his last day of employment.

        Certain of the Company's employee benefit plans provide for acceleration of the payment of benefits upon a Change of Control, including the Restricted Stock Plan, the Deferred Compensation and Stock Appreciation Rights Plan, the Key Executive Deferred Compensation Plan and the Stock Option Plans. If any such accelerated benefits plus the severance amounts payable in the event of a Change of Control result in the imposition of an excise tax under Section 4999 of the Internal Revenue Code or any similar tax, each named executive is also entitled to the amount of the tax. In the event of a Change of Control, deferred compensation accounts are valued at the amount deferred, net of payments made, plus the greater of (i) the average treasury bond rate for the deferral years, reduced by dividend equivalents previously paid or (ii) enhanced book value. Under deferred compensation plans for the executives (and for non-employee directors, described on pages 2-28), enhanced book value means book value multiplied by a fraction, the numerator of which is the average consideration per share of common stock received by stockholders pursuant to stock sales or other transactions which resulted in the Change of Control and the denominator of which is the average fair market value of a share of common stock over the 30-day period immediately preceding the announcement of the transactions that resulted in the Change of Control.

COMPARISON OF FIVE-YEAR CUMULATIVE RETURN
CPI Corp., S&P 500 Stock Index, and Russell 2000*

Fiscal	S&P 500	Russell 2000	CPI Corp.
1997	100%	100%	100%
1998	122%	93%	116%
1999	141%	118%	106%
2000	133%	113%	91%
2001	111%	108%	71%
2002	85%	84%	67%

*
Total return assumes reinvestment of dividends and $100 invested as of the measurement date in the Company's common stock, the S&P 500 and the Russell 2000. The measurement dates for purposes of determining the stock price for the Company correspond to its fiscal year-end (i.e. the first Saturday in February of each year reflected).

The Russell 2000 index was selected because it encompasses companies similar in size to the Company.

OTHER INFORMATION

        Consents and voting tabulations identifying stockholders are secret and will not be available to anyone, except as necessary to meet legal requirements.

        YOU MAY OBTAIN COPIES OF ALL DOCUMENTS REGARDING THIS TRANSACTION FILED WITH THE SEC FREE OF CHARGE FROM THE SEC'S WEBSITE (http://www.sec.gov). COPIES OF SUCH DOCUMENTS, AS WELL AS OUR ANNUAL REPORT TO THE SEC ON FORM 10-K, MAY ALSO BE OBTAINED WITHOUT CHARGE FROM THE SECRETARY OF THE COMPANY UPON WRITTEN REQUEST TO HER AT 1706 WASHINGTON AVENUE, ST. LOUIS, MISSOURI 63103.

By Order of the Board of Directors,

JANE E. NELSON
 Secretary and General Counsel

Dated: February    , 2004

Annex A

January 26, 2004

Mr. J. David Pierson
CEO and Chairman
CPI Corp.
1706 Washington Ave.
St. Louis, MO 63103

Dear Dave:

        Thank you for the recent update and spending time with us last month. I am writing to reiterate our support for the strategy and initiatives you and your management team have developed to grow Sears Portrait Studios. As we have discussed, we believe your current strategy and supporting 2004 initiatives closely align with Sears strategy and strongly position CPI to achieve superior performance. Your focus on the necessary continued investment in people, marketing and technology is essential to achieving growth in our competitive industry. We also appreciate the critical importance of your Board's continued and stable support of the company's growth strategies.

        The Sears organization respects the quality of your management team and values the productive working relationship we have established together. In 2004, our teams need to leverage and build upon that relationship to successfully implement your growth strategy. I believe it is critical to the Sears / CPI relationship that the current CPI management team does not undergo any significant changes as we focus on growth in 2004.

        Given our alignment with Sears Portrait Studios growth strategies and our confidence in CPI's leadership, we are concerned with any shareholder or Board action that would change the strategic direction, major initiatives or leadership of the company at this time. The election of a new Board would call into question the future of your management team and the current direction and investments in the company—a direction that we at Sears support. As we discussed, I am also concerned that the current discussions with a minority shareholder have distracted management from growing the core business. I am hopeful that management, the Board and your shareholders can quickly align behind the management team and strategies you have established. 2004 is a critical year for Sears and Sears Portrait Studios. As Sears continues to build an even stronger connection with the American family, it is essential that Sears Portrait Studio continue its focus on the customer, growth and investment in the business.

        As I stated to you, given Sears' vested interest in the future of CPI and our confidence in you, the management team and the current Board of Directors, I would be pleased to communicate our support to your shareholders as you feel appropriate.

Sincerely,
John Pigott

IMPORTANT

        1.     If your shares are registered in your own name, please sign, date and mail the enclosed BLUE Consent Revocation Card to Morrow & Co. in the postage-paid envelope provided.

        2.     If you have previously signed and returned a consent card to Knightspoint, you have every right to change your vote. Only your latest dated card will count. You may revoke any consent card you may have already sent to Knightspoint by signing, dating and mailing the enclosed BLUE Consent Revocation Card in the postage-paid envelope provided.

        3.     If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a consent revocation with respect to your shares and only after receiving your specific instructions. Accordingly, please sign, date and mail the enclosed BLUE Consent Revocation Card in the postage-paid envelope provided. To ensure that your shares are voted, you should also contact the person responsible for your account and give instructions for a BLUE Consent Revocation Card to be issued representing your shares.

        4.     After signing the enclosed BLUE Consent Revocation Card, do not sign or return any consent card Knightspoint may send you. Do not even use Knightspoint's consent card to indicate your opposition to the Knightspoint Consent Proposals.

        If you have any questions about giving your revocation of consent or require assistance, please call:

MORROW & CO.
445 PARK AVENUE
FIFTH FLOOR
NEW YORK, NEW YORK 10022
CALL TOLL FREE: (877) 366-1576

REVOCATION OF CONSENT
CPI CORP.

THIS REVOCATION OF CONSENT IS SOLICITED ON BEHALF OF THE BOARD OF
DIRECTORS OF CPI CORP. IN OPPOSITION TO THE SOLICITATION BY
KNIGHTSPOINT

        The undersigned, a holder of shares of common stock, $0.40 par value (the "Common Stock"), of CPI Corp. ("CPI"), acting with respect to all of the shares of Common Stock held by the undersigned, hereby revokes any and all consents that the undersigned may have given with respect to each of the following proposals:

(Continued, and to be marked, dated and signed, on the other side)

Detach here from voting card.

Please remember to sign and date your revocation of consent card.

If you have any questions or need assistance in revoking your consent, please call the firm assisting us in this matter,

Morrow & Co., Inc.

1-877-366-1576

The Board of Directors of CPI unanimously recommends that you "REVOKE CONSENT" on each proposal set forth below. Please sign, date and mail this consent revocation card today.	Please mark your votes as indicated in this example	☒
	REVOKE CONSENT	DO NOT REVOKE CONSENT	ABSTAIN		DO NOT REVOKE CONSENT	REVOKE CONSENT	ABSTAIN
1. Proposal made by Knightspoint to remove all of the members of CPI's Board of Directors other than J. David Pierson and James R. Clifford.	☐	☐	☐	4. Proposal made by Knightspoint to amend the Company's By-laws to provide that any vacancies in the Company's Board of Directors resulting from stockholder action may be filled only by the stockholders, and may not be filled by the directors, until at least 20 days after creation of such vacancy.	☐	☐	☐
2. Proposal made by Knightspoint to amend CPI's By-laws to set the size of CIP's Board of Directors at eight members.	☐	☐	☐	5. Proposal made by Knightspoint to repeal any amendments, if any, to the Company's By-laws adopted by the board of directors after September 1, 2003, or adopted prior thereto but not publicly disclosed prior to November	☐	☐	☐
3. Proposal made by Knightspoint to amend the Company's By-laws to authorize stockholders who own, individually or in the aggregate, twenty-five percent (25%) or more of the Company's outstanding Common Stock to call a special meeting of stockholders.	☐	☐	☐	6. Proposal to elect Messrs. Abel, Koeneke, Meyer, Mitchell, Smith and White to serve as directors of the Company until the 2004 annual meeting of stockholders.	☐	☐	☐
Instructions: to revoke consent, withhold revocation of consent or abstain from consenting to the election of all of the knightspoint nominees, check the appropriate box. If you wish to revoke the consent to the election of certain of such nominees, but not all of them, check the "revoke consent" box and write the name of each such person as to whom you do not wish to revoke consent on the following line:

If no direction is made with respect to one or more of the foregoing proposals, or if you mark either the "revoke consent" or "abstain" box with respect to one or more of the foregoing proposals, this revocation card will revoke all previously executed consents with respect to such proposals.
Please sign your name below exactly as it appears hereon. If shares are held jointly, each stockholder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.
Signature:	Date	Title

Signature: (if held jointly)	Date	Title

PLEASE SIGN, DATE AND RETURN THIS CONSENT REVOCATION CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

Detach here from voting card.

Please remember to sign and date your revocation of consent card.

If you have any questions or need assistance in revoking your consent, please call the firm assisting us in this matter,

Morrow & Co., Inc.

1-877-366-1576

QuickLinks

PRELIMINARY COPY February , 2004 CONSENT REVOCATION STATEMENT BY THE BOARD OF DIRECTORS OF CPI CORP. IN OPPOSITION TO A CONSENT SOLICITATION BY KNIGHTSPOINT
FORWARD-LOOKING STATEMENTS
QUESTIONS AND ANSWERS ABOUT THIS CONSENT REVOCATION SOLICITATION
DESCRIPTION OF THE DISSIDENT GROUP'S CONSENT SOLICITATION
REASONS TO REJECT THE DISSIDENT GROUP'S CONSENT SOLICITATION PROPOSALS
THE CONSENT PROCEDURE
BACKGROUND OF THE KNIGHTSPOINT SOLICITATION
PROPOSALS BY HOLDERS OF SHARES OF COMMON STOCK
REVOCABILITY
DISSENTERS' RIGHT OF APPRAISAL
PERSONS MAKING THE SOLICITATION
PROFESSIONAL ADVISORS
THE BOARD OF DIRECTORS
EXECUTIVE OFFICERS
CUMULATIVE VOTING RIGHTS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
SECURITY OWNERSHIP OF MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
BOARD AND COMMITTEE MEETINGS
COMPENSATION OF DIRECTORS
COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT
COMPENSATION OF EXECUTIVE OFFICERS
SUMMARY COMPENSATION TABLE
Options/SAR Grants in Last Fiscal Year
Individual Grants
PENSION PLAN TABLE YEARS OF SERVICE
COMPARISON OF FIVE-YEAR CUMULATIVE RETURN CPI Corp., S&P 500 Stock Index, and Russell 2000
OTHER INFORMATION
REVOCATION OF CONSENT CPI CORP. THIS REVOCATION OF CONSENT IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CPI CORP. IN OPPOSITION TO THE SOLICITATION BY KNIGHTSPOINT